U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g)
OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 000-54272
DIGITAL EXTREME TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	20-8992207
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4478 Wagon Trail Ave., Las Vegas, NV	89118
(Name and address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(702) 361-3188

Securities to be registered pursuant to Section 12(b) of the Act:
None

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, $0.001 par value

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ■

COPIES OF COMMUNICATIONS TO:
The Law Office of William D. O’Neal, P.C.
Attn: William O’Neal
P.O. Box 497
Tahoe City, CA 96145
(530) 580-8894 Fax: (888) 353-8842

ITEM 1. DESCRIPTION OF BUSINESS

Our Business

We are in the development of a Multi-Disc video game changer called the Extreme Gamer; the Black Widow wireless keyboard, and the Reality Pro portable gaming system. Our offices are currently located at 4478 Wagon Trail Avenue Las Vegas, NV 89118. This 10,068 facility contains 3700 square feet of office and 6,368 square feet of warehouse space including loading dock and grade level door. We entered into a three year lease on September 1, 2009. Our two Directors and Officers, Mr. Robert Scott Amaral and Jeffrey Weiland, work from this location. Our third director, Mr. Louis Castle, is currently a director and audit committee member for Shuffle Master (NSDQ: SHFL). He serves as an outside director.  He is not employed by us nor is he an officer.  We intend on outsourcing manufacturing and with space for eleven additional employees at our current facility, we do not foresee the need for additional office or warehouse space within the next twelve (12) months.

Once developed, we expect to utilize existing video game distributors, such as Jack of All Games, to distribute our product to retail outlets while maintaining the rights to service major accounts such as Best Buy, GameStop, and Wal-Mart.

Our goals over the next twelve (12) months are to:

•	Complete development and commercialization of the Extreme Gamer
•	Complete development and commercialization of the Black Widow keyboard
•	Build an independent Board of Directors, establish an Audit Committee and a functional advisory board
•	Attract and retain key sales, financial and development personnel

Our current business objectives are:

•	To obtain licensing through console manufactures: Sony, Microsoft, and Nintendo
•	To build brand awareness and name recognition

Activities to Date

We were incorporated in the State of California on January 16, 2007, and we changed our domicile to Delaware effective April 1, 2008. We are a development stage company.  From our inception to date, we have not generated any revenues and continue to operate at a loss. Our operations have centered on the engineering and design of peripherals in the console video gaming and personal computer space.

We have accomplished the following:

1.) We have secured various intellectual property rights as described herein for DXT®, DXT INC®, DXT Logo and Extreme Gamer® are registered trademarks of Digital Extreme Technologies, Inc. Our patent for the Extreme Gamer® has been published, "Multi Video Game Changer", Application #20100048306.

2.) We have finished all the design documentation to have the 10 disc Extreme Gamer® manufactured and are in the process of having our BETA units built. We have working prototypes of the PS2™ version and are completing the prototype of the Blu-Ray® PS3™ model. Models of the PS2™ unit were on display at the 2009 and 2010 Electronic Entertainment Expo (“E3”) in Los Angeles, CA.

3.) We have completed most of the design documentation on the Black Widow wireless keyboard and have working prototypes. Units were on display at the 2010 Electronic Entertainment Expo.

4.) We performed a proof of concept on the Reality Pro at the 2009 Electronic Entertainment Expo where industry insiders were able to play a custom made augmented reality game. The Reality Pro was revised and a prototype utilizing a 4.3 inch touch screen display, Android™ operating system and integrated controller, not found on the previous version, was on display at the 2010 Expo.

Expenditures

The following chart provides an overview of our budgeted expenditures by significant area of activity over the next twelve (12) months, assuming we are able to attract sufficient debt or equity financing. There can be no assurance that we will be able to attract financing and we may be required to scale back operations accordingly (See “Risk Factors”).

ITEM 1. DESCRIPTION OF BUSINESS - continued

Expenditures - continued

The following table outlines the planned use of working capital and does not take manufacturing expenses into account. If we are able to attract sufficient debt or equity financing and are successful in completing product development on the Extreme Gamer and the Black Widow keyboard, and are able to secure orders, we will need to secure inventory financing. There can be no assurance that such financing will be available to us, and our inability to obtain such financing would materially impact our ability to execute our business plan as outlined in this Registration Statement (See “Risk Factors”).

	Months 1-3	Months 4-6	Months 7-9	Months 10-12	Total 12 months
Facilities Lease	$21,000	$21,000	$21,000	$21,000	$84,000
Payroll	$30,000	$30,000	$30,000	$30,000	$120,000
Loans	$4,500	$4,500	$4,500	$4,500	$18,000
Utilities	$3,000	$3,000	$3,000	$3,000	$12,000
Supplies	$1,500	$1,500	$1,500	$1,500	$6,000
Accounting	$3,000	$3,000	$3,000	$3,000	$12,000
Auditing	$3,750	$3,750	$3,750	$3,750	$15,000
Legal	$3,750	$3,750	$3,750	$3,750	$15,000
CFO	$-	$22,500	$22,500	$22,500	$67,500
VP Sales		$20,000	$20,000	$20,000	$60,000
Engineering Staff
Mechanical Engineer	$-	$15,000	$15,000	$15,000	$45,000
Harware Engineer	$-	$15,000	$15,000	$15,000	$45,000
Software Engineer	$-	$15,000	$15,000	$15,000	$45,000
Web Development	$3,000	$1,500	$1,500	$1,500	$7,500
Advertising	$-	$100,000	$100,000	$100,000	$300,000
Product Development
Sourcing	$10,200	$10,200	$10,200	$10,200	$40,800
Electronic Engineering	$50,000	$25,000	$25,000	$25,000	$125,000
Mechanical Engineering	$10,000	$25,000	$25,000	$25,000	$85,000
Software Engineering	$12,500	$25,000	$25,000	$25,000	$87,500
Development Kit	$7,500	$-	$-	$-	$7,500
Development Software	$7,600	$-	$-	$-	$7,600
Extreme Gamer Overage (10%)	$9,780	$-	$-	$-	$9,780
Product Development Subtotal	$107,580	$85,200	$85,200	$85,200	$363,180
Total Expeditures	$181,080	$344,700	$344,700	$344,700	$1,215,180

Plan of Operations

Below is a brief description of our planned activities which we expect to commence immediately after we are able to attract debt or equity financing. The anticipated activities undertaken during the periods set forth below assume that we will be able to attract acceptable financing. If we are unable to attract such financing then it will materially impair our ability to meet the milestones set forth below, and we will need to scale our business development accordingly. There can be no assurance that we will be able to raise the required funds or any funds at all, to implement our business plan as laid out below.

Months 1 through 3

During the first three (3) months, we plan to:
•	Enter into a Peripheral Licensing Agreement with Sony (PlayStation™)
•	Complete product development on the Extreme Gamer
•	Source all components to be used in manufacturing the Extreme Gamer
•	Enter into a Distribution Agreement for the Extreme Gamer
•	Redesign the corporate website enhancing corporate communication and providing vendor access

Licensing:

We have sent a request to Sony to become a licensed third party peripheral manufacturer. We did this with the intention of not only obtaining licensing, which would allow us to use the PS3™ logo, but to get access to a PS3™ development kit.  In March 2011, we spoke with the Ben Rinaldi, a licensing manager at Sony.  We found, during recent discussions, that Sony has never issued a development kit to peripheral manufacturers. Further, peripheral manufactures, like Digital Extreme Technologies, Inc., generally contract with a game developer – who has access to a development kit – for software coding.  Regardless, we are still going through the proper channels at Sony to obtain a development kit. If we are unable to obtain a development kit, we will have to contract the software programming out to a third party, and then present the final product to Sony for licensing.  The current price for a PS3 development kit is $7500, and the ProDG software kit is $5000. Both these figures are included in our overall development budget.

ITEM 1. DESCRIPTION OF BUSINESS - continued

Plan of Operations - continued

It is possible to obtain licensing with a development kit. It is our intention to manufacture the Extreme Gamer with licensing, and at present we are taking the necessary steps to obtain a peripheral licensing agreement.

Product development:

We have budgeted $107,500 to complete product development on the Extreme Gamer. This includes electronic, mechanical, and software engineering. At present we need to complete the software interaction between the Extreme Gamer and the Sony PlayStation 3™, as well as design a custom circuit board. We have entered into a consulting agreement with Simon Golding to complete the software design if we are able to obtain a development kit for Sony.  We will seek out additional contractors, consultants, and third party developers if we are unable to obtain a PS3™ Development Kit.

We have talked with several electronic engineering firms regarding circuit board design. Once funds are available we intend on engaging a firm on a contract basis. It is estimated that the circuit board will cost $50,000, or 400 hours at $125 per hour, which is included in the $107,500 product development budget in months 1 – 3.  Time to complete the project will be approximately five (5) weeks with two (2) engineers at 40 hours a week.

Sourcing:

We have been in contact with Asian Pro Source, with offices in Las Vegas, NV and Shanghai China, for sourcing all subcomponents required in the manufacturing and assembly of the Extreme Gamer. The contract rate for the sourcing of components is $850 per week, and it is anticipated that the process will take approximately twelve (12) weeks from execution of the contract to delivery of finished beta units for testing. We intend on executing the contract once funding is available

Distribution:

Once product development has been completed and a beta unit is available, we intend on securing distribution for the Extreme Gamer. To date, we have only gauged distributor interest at the 2009 and 2010 Electronic Entertainment Expo. We have not had a complete unit that works with the PlayStation™ 3 and as such have not been able to secure distribution. However, given the fact that no other peripheral exists in the marketplace that offers multi disc functionality, we believe that we will be able to secure distribution. We intend on using multinational distributors, such as Jack of All Games, while retaining the rights to service major retailers, such as Best Buy, Wal-Mart, and Target.

Corporate Website:

We intend on securing a web developer to revamp our website ( www.dxtinc.com), giving the website more of a high tech, gaming look and feel. Additionally, we intend on adding an investor relations section with relevant contact information and disclosures, as well allowing vendor access for inventory ordering and tracking.

Months 4 through 6

During the following three (3) months, we expect to achieve the following:

•	Secure purchase orders on the Extreme Gamer
•	Begin Manufacturing the Extreme Gamer
•	Complete product development on the Black Widow Keyboard
•	Complete sourcing of Black Widow components
•	Hire a Chief Financial Officer, VP Sales, and Engineers
•	Begin advertising campaign

Secure Purchase Orders:

Once we are able to secure distribution, which we hope to accomplish in months 1 – 3, we will begin securing purchase orders from both distributors and from big box retailers. This will be accomplished by attending tradeshows such as the Consumer Electronics Show (CES), Electronic Entertainment Expo (E3), and by meeting directly with buyers from big box retailers, such as Best Buy and Wal-Mart.  It is possible that there will be overlap between securing distribution and securing purchase orders. There may be a situation in which we secure both distribution and purchase orders simultaneously. Our intention is to secure purchase orders 60-90 days out. This will give us time to more accurately gauge demand and determine the number of units we need to manufacturer. Additionally, we will need to account for the time it takes once we begin manufacturing to the time it takes to have the product sitting in our warehouse ready to ship. We believe that securing purchase orders 60 – 90 days in the future will give us the lead time we need to successfully fill any purchase orders.

ITEM 1. DESCRIPTION OF BUSINESS - continued

Plan of Operations - continued

Begin Manufacturing: Extreme Gamer

Assuming we are successful in completing sourcing, product development and securing purchase orders in prior months, in months 4 through 6, we intend on beginning the manufacturing of the Extreme Gamer.  We intend on utilizing the manufacturing resources discovered in the sourcing phase. The number of units we manufacture in our initial run will be determined by the number of purchase orders we receive.

At present, we intend on either securing inventory financing based on purchase orders or entering into a factoring arrangement with said purchase orders to fund the manufacturing process. There can be no assurance that such financing will be available to us, if at all, on acceptable terms to us. If we are unable to secure such financing our ability to execute on our business plan as set forth herein will be materially impaired and we will need to scale our operations accordingly.

Product Development- Black Widow:

In months 4 through 6, we intend on completing the product development of the Black Widow wireless keyboard. We believe that product development will be less complex than the Extreme Gamer. Preliminary research of Chinese manufacturers indicates that there are numerous keyboard components, including keys and circuit boards that will work with our application.  As a result, our focus for the Black Widow product development will be on the integration of existing components with our design cues and integration of game controls and mouse pad.

We anticipate being able to complete product development in months 4 through 6 given the amount of design documentation and CAD (computer aided design) files we have already completed.

Sourcing: Black Widow:

We intend on utilizing Asian Pro Source to handle sourcing of components, used in the manufacturing of the Black Widow, in months 4 through 6. We are assuming that the current quote of $850 per week, with a contract term of twelve (12) weeks, will be an accurate estimate of the timeframe and monetary requirements needed to complete the sourcing function.

Advertising Campaign: Extreme Gamer and Black Widow

In months 4 through 6 we intend on beginning our advertising campaign aimed at increasing the awareness of our product offering.  Primary advertising expenditures are for co-op advertising with distributors and retailers. Actual numbers are unknown at this point and may differ significantly from our forested expenditures.

In addition to co-op advertising, we intend on providing the gaming media, both online and print, with units of the Extreme Gamer for review and utilizing social media sites, such as Facebook, to generate exposure for Digital Extreme Technologies, Inc. and our products. We plan on using banner advertising on gaming-specific sites, such as 1up.com and IGN.com, will drive consumers to our website where they can learn about our products.  We will continue to explore advertising mediums that cater to our 18-34 year old target demographic.

 Months 7 through 9

During the following three (3) months, we expect to achieve the following:

Secure distribution for the Black Widow Keyboard Secure purchase orders on the Black Widow Begin Manufacturing the Black Widow Reality Pro product Development

Secure Distribution: Black Widow:

Assuming we are successful in securing distribution for the Extreme Gamer in earlier months, our intention is to utilize the same channels of distribution for the Black Widow keyboard. However, we will still need to complete product development and produce Beta units to demonstrate the Black Widow keyboard to distributors.

ITEM 1. DESCRIPTION OF BUSINESS - continued

Plan of Operations - continued

Secure Purchase Order: Black Widow:

We intend on securing purchase orders for the Black Widow keyboard in months 7 through 9 once product development has been completed. We plan on meeting with existing distributors and retailers that carry the Extreme Gamer in order to secure purchase orders. Ideally, we would like to secure orders 60-90 days out to provide adequate time to arrange for inventory financing.

Begin Manufacturing: Black Widow

Utilizing contract manufacturing sources identified in the sourcing phase, which occurred in months 4 through 6, Digital Extreme Technologies, Inc. intends on beginning the manufacturing process of the Black Widow keyboard in months 7 through 9.

Product Development: Reality Pro:

Once we complete the product development on the Extreme Gamer and the Black Widow keyboard, we intend on utilizing our in- house engineers to focus on the development of the Reality Pro. We plan on continuing to use contract labor for specialized components, such as circuit boards and other engineering work, which would be cost prohibitive to do internally. The Reality Pro is expected to have a long development cycle and will not be ready for public release in the immediate future.

 Months 10 through 12

During the following three (3) months, we expect to achieve the following:

•	Continued Development of the Reality Pro

At this point it is unknown how long it will take to complete development on the Reality Pro, or if the reality pro can be manufactured at a price point which would make it a commercially viable product. We anticipate the product development process to continue into year (2) two.

Trademarks Associated with the Extreme Gamer

We applied for trademarks with the U.S. Patent and Trademark Office (“U.S. PTO”) for the word mark “XTREME GAMER” and “EXTREME GAMER”. The two applications are in connection with electronics, namely peripherals for console video games.  Registration of the marks was not opposed by the U.S. PTO and the applications were published with no objection filed by any party within the required time.  We are addressing requests by the U.S. PTO for further information in support of our applications.  By not having a “Principal Register” federal registration for these marks, we do not have certain presumptive legal rights granted by a registration.

COMPETITION

Extreme Gamer

We believe that the Extreme Gamer has no direct competition. It is a patent-pending first to market product unlike anything currently available in the market.

Black Widow

Being a small organization will present challenges, namely liquidity and capital resources. As such we will not be able to compete on either a price or quantity basis with Microsoft™ or Logitech™. At introduction we will have to work diligently at establishing name recognition and building brand awareness. Our competitors for the Black Widow ™ are established entities that have become household names. Digital Extreme Technologies, Inc. will have to increase awareness and educate the consumer about our product offering. We intend on creating awareness through social marketing, tradeshows, traditional public relations, and getting the initial product in the hands of the gaming press for review. We are in the preliminary stages of determining the costs associated with such programs.

Reality Pro – Future Product Development

Sony, Nintendo and Xbox each have existing operations, advanced distribution channels and significant capital for product development and marketing.  Each company has a recognized brand and significant consumer awareness.  The Reality Pro is intended to compete with in this product space but that is not expected to happen within the next twelve (12) months.  As outlined above, starting sometime between months 10 through 12 we expect to engage in further market research and initial product development activities.

ITEM 1. DESCRIPTION OF BUSINESS - continued

COMPETITION - continued

The Reality Pro is a handheld portable gaming system that will offer high end gamers as alternative to the currently available systems from Sony and Nintendo. The Reality Pro will serve an unfilled niche that we believe currently exists in the marketplace: the power of a console in a hand help application. The Reality Pro will attempt to attract the high end gamer who desires better graphics, more processing power, and increased memory in an open source platform.

The Reality Pro will distinguish itself from competitors by processing power, screen size, being open source, and having built in augmented reality features. We do not intend on competing directly with Sony or Nintendo. We intend on offering an alternative to their products that cater to a different audience. In the future, as we gain acceptance in the marketplace and develop a loyal customer base, we may begin to appeal to a wider audience. We believe our system will be powerful enough to run applications not  running on current systems available from our competitors.

Employees

We presently have no employees apart from our two (2) officers. In the current quarter, we expect no significant changes in the number of our employees.  As discussed above in our Plan of Operations, in months 4 through 6 we intend on hiring a Chief Financial Officer, a Vice President of Sales, and three in house engineers. We plan on using professional headhunters and recruiters, such as Robert Half International, to fill these roles. It may become necessary to recruit outside of our Las Vegas, NV location. In this instance we may be required to provide relocation assistance to attract qualified candidates.

Available Information

We have less than 300 shareholders of record as of the beginning of our current fiscal year.  Therefore, we are a voluntary filer.  We have elected to file this Form 10 registration statement on a voluntary basis in order to become a reporting company under the Securities Exchange Act. As a voluntary reporting company, we intend to file with the U.S. Securities and Exchange Commission (“SEC”) certain interim and periodic reports, including an annual report containing audited financial statements. We are not required under the Securities Exchange Act Sections 13 or 15(d) to file such reports and the level of our disclosure may vary from what would be required of a mandatory reporting company.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

We are not required to deliver an annual report to security holders, and at this time we do not anticipate the distribution of such a report.

ITEM 1A.  RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  Currently, shares of our common stock are not publicly traded.  In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Because we are a development stage company with no revenue and we have a history of significant operating losses, it is difficult to predict the likelihood of future profits.

Our future revenue and operating profitability are difficult to predict and are uncertain. We are a development stage company and we have no revenue.  We recorded an operating loss of $536,276 for the fiscal year ended June 30, 2010, and ended the fiscal year with an accumulated deficit of $1,228,775.  In addition, we recorded an operating loss of $378,399 for the fiscal year ended June 30, 2009. Further, we recorded an operating loss of $118,027 for the three-month period ended December 31,, 2010, with an accumulated deficit of $1,449,576 for the period from inception to December 31, 2010.  We expect to continue to incur operating losses for the foreseeable future, and such losses may be substantial. Given our history of operating losses, we cannot assure you that we will be able to achieve or maintain operating profitability on an annual or quarterly basis or at all.

ITEM 1A.  RISK FACTORS - continued

Because our auditor has issued a going concern opinion regarding our Company, there is an increased risk associated with an investment in our Company.

We have no revenue.  We have incurred significant losses during our development stage and we are dependent upon obtaining financing to continue operations.  We had cash in the amount of $5,217  as of December 31, 2010.  Our future is dependent upon our ability to obtain financing and upon future profitable operations.  We plan to seek additional funds through private placements of our common stock and/or through debt financing.  Our ability to raise additional financing is unknown.  We do not have any formal commitments or arrangements for the advancement or loan of funds or the acquisition of our common stock.  For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.  We agree with this assessment.  As a result, there is an increased risk that you could lose the entire amount of your investment in our Company. Our  described earlier includes various costs associated with maintaining public company reporting obligations.  This includes projected professional fees to be incurred over a twelve (12) month period as follows: Accounting $12,000, Auditing $15,000 and Legal $15,000.  We plan to seek additional funds of $1,300,000 to meet our , which include Advertising $300,000, Product Development $363,000 and various other items for a total of $1,216,000.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our management team.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and SEC regulations promulgated there under, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets. Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from potential revenue generating activities to compliance activities.

Because we have a no operating history, it is difficult to evaluate your investment in our stock.

Your evaluation of our business will be difficult because we have a no operating history.  We are a development stage company , as discussed in Item 1. We face a number of risks encountered by early-stage companies, including our need to develop infrastructure to support growth and expansion; our need to obtain long-term sources of financing; our need to establish our marketing, sales and support organizations, and our need to manage expanding operations.  Our business strategy may not be successful, and we may not successfully address these risks.  If we are unable to sustain profitable operations, investors may lose their entire investment in us.

If any of our designs infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Although we have not received notices of any alleged infringement by us, we cannot be certain that our designs do not infringe on issued patents, trademarks and/or copyright rights of others. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings associated with infringement actions can be very costly, and thus could have a material adverse effect on our business, financial condition, or results of operations. We may not seek to register every one of our marks either in the U.S. or in every country in which it is used. As a result, we may not be able to adequately protect those unregistered marks. Furthermore, because of the differences in foreign trademark, patent and other intellectual property or proprietary rights laws, we may not receive the same protection in other countries as we would in the U.S. Failure to protect such proprietary information and brand names could impact our ability to compete effectively and could adversely affect our business, financial condition, or results of operations.

If we are not granted trademark and copyright protection for our designs, we may have difficulty safeguarding our designs potentially resulting in our competitors utilizing them impairing our ability to achieve profitable operations.

Our success will depend, in part, on our ability to obtain and enforce intellectual property rights over our name and original designs in the United States.  We own several U.S. federally registered trademarks and have one patent pending on our video game console.  No assurance can be given that any intellectual property rights owned by us will not be challenged, invalidated or circumvented, or that any rights granted will provide a competitive advantages to us.   Intellectual property litigation is expensive and time-consuming, and it can be used by well-funded adversaries as a strategy for depleting the resources of a small company such as us. There is no assurance that we will have sufficient resources to successfully prosecute our interests in any litigation that may be brought.  The failure to adequately protect our intellectual property and original designs could result in our competitors utilizing our designs and impair our ability to achieve profitable operations.

The loss of the services of key personnel could disrupt our business and negatively affect operations.

We depend on the continued services and performance of our two (2) officers, and we do not currently employ a Vice President responsible for sales and marketing of our products and services. We do not have “key person” life insurance policies on any employee and believe that the loss of any of our officers could interrupt our business development and harm our business.

We are dependent upon outside advisors as we have insufficient personnel.

We are required to employ accountants, technical experts, engineers, attorneys, and other consultants or advisors to help further the Company’s business plan.  The selection of any such advisors will be made by the Company's officers and directors without any input from stockholders.  Furthermore, it is anticipated that such advisors may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to the Company.

ITEM 1A.  RISK FACTORS - continued

Failure to attract, train, and retain personnel to manage our growth could adversely impact our future operating results.

Our strategy to grow our operations may place a greater strain on our managerial, financial and human resources than that experienced by our larger competitors, as they have a larger employee base and administrative support group. As we grow we will need to:

●
build and train sales and marketing staff to create an expanding presence in the evolving marketplace for our products and services, and to keep staff informed regarding the features, issues and key selling points of our products and services;

●	attract and retain qualified personnel in order to continue to develop reliable and saleable products and services that respond to evolving customer needs; and

●
focus personnel on expanding our internal management, financial and product controls significantly, so that we can maintain control over our operations and provide support to other functional areas within our business as the number of personnel and the size of our operations increases.

Competition for such personnel can be intense, and we cannot assure you that we will be able to attract or retain highly qualified marketing, product engineers, sales and managerial personnel in the future. Our inability to attract and retain the necessary personnel may adversely affect our future growth and profitability. It may be necessary for us to increase the level of compensation paid to existing or new employees to a degree that our operating expenses could be materially increased.

We face competition by other companies that carry significant credit lines as well as strong capitalization making it difficult for us to compete.

Our business is rapidly evolving and intensely competitive.  Our potential competitors include existing computer hardware manufacturers that may expand into the video gaming peripheral market.  Although we believe that we do not compete directly with any single company that offers our entire range of merchandise, within each category, we have competitors and we may face competition from new entrants. Many of our potential competitors have greater resources, better access to credit, more customers and greater brand recognition. As a result, they may secure better terms and adopt more aggressive pricing from parts suppliers and distributors. They may also be better positioned to devote more resources to software programming, fulfillment, and marketing or to invest in or form joint ventures with our competitors. Increased competition from these or other competitors could negatively impact our business by reducing our potential sales and negatively impacting future profits.

If our products are improperly manufactured, packaged, or labeled or become adulterated, those items may need to be recalled.

We have yet to manufacture our products.  We may need to recall the products we sell if products are improperly manufactured, packaged, or labeled or if they become adulterated. Widespread product recalls could result in significant losses due to the costs of a recall and lost sales due to the unavailability of product for a period of time. A significant product recall could also result in adverse publicity, damage to our reputation, and loss of customer confidence in our products, which could have a material adverse effect on our business, financial condition, or results of operations.

Insurance policies may not cover all operating risks and a casualty loss beyond the limits of any reasonable insurance coverage.

We presently have no product liability insurance. Our business is subject to all of the operating hazards and risks normally incidental to handling, storing, and transporting the products we sell. We expect to maintain insurance policies in such amounts and with such coverage and deductibles that we believe will be reasonable and prudent. Nevertheless, our insurance coverage may not be adequate to protect us from all liabilities and expenses that may arise from claims for personal injury or death or property damage arising in the ordinary course of business.

If a market for our common stock does not develop, stockholders may be unable to sell their shares.

A market for our common stock may never develop. We intend to contact a market-maker for sponsorship of our securities on the OTC Bulletin Board or OTC Markets QB upon the effectiveness of this registration statement.  However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize.

If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

ITEM 1A.  RISK FACTORS - continued

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we may be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

Upon the effectiveness of this registration statement, we are required to maintain current, periodic and annual reporting with the U.S. SEC. In the event that our shares are quoted on the over-the-counter bulletin board, we must remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Provisions of Delaware law and our organizational documents may delay or prevent an acquisition of our Company, even if the acquisition would be beneficial to our stockholders.

Provisions of Delaware General Corporation Law and our Articles of Incorporation and Bylaws may discourage, delay or prevent a change of control that our stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions may also prevent or delay attempts by stockholders to replace or remove management or members of our board of directors. These provisions include:

●	the absence of cumulative voting in the election of directors, which means that the holders of a majority of our common stock may elect all of the directors standing for election;

●	the inability of our stockholders to call special meetings;

●	the requirement that our stockholders provide advance notice when nominating director candidates or proposing business to be considered by the stockholders at an annual meeting of stockholders;

●	the ability of the our board of directors to make, alter or repeal our bylaws;

●	the requirement that the authorized number of directors be changed only by resolution of the board of directors; and

●	the inability of stockholders to act by written consent.

ITEM 2.  FINANCIAL INFORMATION

Management's Discussion and Analysis of Financial Condition and Results of Operations.

Results of Operations

Fiscal year ended June 30, 2010 compared to prior fiscal year ended June 30, 2009

We are in the development stage and are continuing to invest in product research and development costs. We have not had any revenues during the period from inception through June 30, 2010.

We incurred operating expenses in the amount of $536,276 and $378,399 for fiscal years ended June 30, 2010, and 2009, respectively.  These operating expenses are primarily attributable to general and administrative expenses associated with the initial development of our business and products.  These include research related to product development, contractors, office expenses (including rent, printing, supplies and shipping), depreciation and amortization, and officer salaries.

During fiscal year ended June 30, 2010, we incurred $60,547 in product research and development costs, $56,410 in contractors’ fees, $147,096 in office expenses, $43,396 incurred with respect to depreciation and amortization, and $172,357 in salaries to our officers.

During fiscal year ended June 30, 2009, we incurred $49,987 in product research and development costs, $38,306 in contractors’ fees, $70,588 in office expenses, $10,147 incurred with respect to depreciation and amortization, and $150,000 in salaries to our officers.

Comparing fiscal years 2010 to 2009, the increase in operating expenses primarily relates to the increase in product research and development costs, the impairment of software development costs as discussed below, and higher office rent as describe in detail in Item 3 associated with our 10,000 square foot facility in Las Vegas, Nevada.  We also incurred a one-time charge in moving our offices from Irvine, California in 2009.

Once we determined that our video game console was technologically feasible and a working model was put into use, we capitalized software development costs associated with our products.  We determined a useful life of our software and applied a reasonable economic life of five years.  However, in the three-month interim financial statement ending March 30, 2010, we determined that our software costs should be fully impaired and we recorded an impairment charge of $21,839.  This is based upon our decision to devote further research and development costs in the support of our product interface to the video game players: Sony PS3® (and other products such as Nintendo Wii® and Microsoft Xbox 360®), rather than continue to provide software support to interface with the Sony PS2®.

Results of Operations Subsequent to June 30, 2010

Six months ended December 31, 2010 compared to prior six months ended December 31, 2009

During the six month period ended December 31, 2010, we incurred $7,500 in product research and development costs, $11,095 in contractors’ fees, $54,798 in office expenses, $11,916 incurred with respect to depreciation and amortization, and $75,958 in salaries to our officers.  This compares to the six month period ended December 31, 2009, in which we incurred $43,043 in product research and development costs, $28,445 in contractors’ fees, $75,213 in office expenses, $9,768 incurred with respect to depreciation and amortization, and $93,971 in salaries to our officers.

We anticipate our operating expenses will increase as we implement our business plan. The increase will be primarily attributable to our marketing plan, cost of product research and development in support of our proposed interface with Sony PS3® and other products described above.

Beginning with the six month period ended December 31, 2010, we incurred and expect to continue to incur additional operating expenses for legal, accounting and audit professional fees in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Exchange Act of 1934.  We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

As of June 30, 2010, we had $10,963 in cash available, and had current liabilities of $78,409 to non-affiliates. We had total current assets of $20,963 and total assets in the amount of $170,641.  Of total assets, $44,190 relates to a note receivable from one of our officers. Our total current liabilities as of June 30, 2010 were $78,409, which was made up of $57,837 (principal and interest) owed to 4 investors.  These notes are for a one year term and accrue interest at a rate of 15% per annum.  We had a working capital deficit of $57,446 as of June 30, 2010.

ITEM 2.  FINANCIAL INFORMATION - continued

Liquidity and Capital Resources - continued

Fiscal year ended June 30, 2010 compared to prior fiscal year ended June 30, 2009

Operating activities used $502,009 in cash for the fiscal year ended June 30, 2010.  Our net loss of $540,497 was the primary component of our negative operating cash flow.  Cash flows used in investing activities during the fiscal year ended June 30, 2010 totaled $63,375 and primarily related to the acquisition of property (tangible and intangible) and equipment.  Cash flows provided by financing activities during the fiscal year ended June 30, 2010 totaled $465,018 and consisted primarily of $499,451 net proceeds from the issuance of common stock.

Operating activities used $323,700 in cash for the fiscal year ended June 30, 2009.  Our net loss of $384,978 was the primary component of our negative operating cash flow.  Cash flows used in investing activities during the fiscal year ended June 30, 2009, totaled $117,591 and primarily related to the acquisition of property (tangible and intangible) and equipment.  Cash flows provided by financing activities during the fiscal year ended June 30, 2009, totaled $402,804 and consisted primarily of $480,566 net proceeds from the issuance of common stock.

Liquidity and Capital Resources for the six months ended December 31, 2010

Operating activities used $209,352 in cash for the six month period ended December 31, 2010.  Our net loss of $220,801 was the primary component of our negative operating cash flow.  Cash flows used in investing activities during the six months period ended December 31, 2010, totaled $18,958 and primarily related to the repayment of notes payable by officers of the Company.  Cash flows provided by financing activities during the six month period ended December 31, 2010, totaled $184,649 and consisted primarily of $132,744 net proceeds from the issuance of convertible debt.

As of December 31, 2010, we have insufficient cash to operate our business at the current level for the next twelve months.  We must raise additional capital to achieve our business goals and to continue operations.   Management currently plans to raise additional capital following the completion of this Registration Statement.  We plan to offer equity securities to meet our financial requirements over the next twelve months.  We believe that it will be easier to raise the requisite financing once we become a reporting company under the Securities Exchange Act of 1934.  We believe this because investors generally feel more comfortable with investments in which there are current, periodic, and annual reports with audited financial statements, as applicable, filed with the U.S. Securities and Exchange Commission.

We also intend to submit an application for a trading symbol with OTC Markets for a listing on the QB and/or the OTC Bulletin Board. We believe that it is preferable that our stock is traded on a readily accessible national quotation system.  In addition, investors put more value on investments in securities of a company for which they have a readily accessible marketplace to sell their securities.  We plan to be quoted on the OTC Markets QB or the over-the-counter bulletin board upon effectiveness of this registration statement in order to provide this benefit to investors. As discussed in Item 9, we provide no assurance that our stock will be quoted as discussed above. We provide no assurance that a market for our common stock may develop.

ITEM 2.  FINANCIAL INFORMATION - continued

Going Concern

We have negative working capital and receive no revenue from the sales of products. We incurred significant initial research and product development costs, including promotions for tradeshow demonstrations and exhibitions of our hardware and software designs and prototypes associated with its patent pending products. We also incurred costs associated with its relocation from Irvine, California to Las Vegas, Nevada, and our acquisition of property, plant and equipment for our 10,000 square foot office and warehouse. These factors create substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern.

Our ability to continue as a going concern is dependent on generating cash from the sale of our common stock or obtaining debt financing, and attaining future profitable operations. Our plans include selling our equity securities and obtaining debt financing to fund our capital requirement and ongoing operations; however, there can be no assurance we will be successful in these efforts. We believe that we have insufficient capital reserves to operate without the need for an infusion of additional capital.

Off- Balance Sheet Arrangements

As of the date of filing of this statement, there were no off balance sheet arrangements.

Quantitative Disclosures About Market Risk

None.

ITEM 3.  DESCRIPTION OF PROPERTY

We signed a lease for our current office and warehouse on July 8, 2009.  The lease expires October 31, 2012, and has an option for a three year renewal. The typical monthly rent expense is $6,846, which includes base rent and common area maintenance.

As of December 31, 2010, the monthly minimum rental payment is $5,496 and rent increases 3% every year on September 1st.  Rent expense was $103,035 and $33,866 for the years ended June 30, 2010 and 2009, respectively.  Further, rent expense was $20,538 and $15,743 for the three month periods ended September 30, 2010 and 2009, respectively. Prior to this lease, the Company had leased an office in California for approximately $2,865 per month. The Company moved out of the California office in 2009.

Minimum rent to be paid under this lease agreement is summarized as follows:

Rent Obligation at June 30, 2010
Year ended June 30, 2011	$65,632
2012	67,602
2013	69,632
2014	11,662
2015	0
Total Lease Obligation	$214,528

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2010, the number of Common Shares owned of record and beneficially by our executive officers, directors and persons who hold 5% or more of our outstanding Common Shares:

Title of Class	Name and address of beneficial owner	Number of Shares of Common Stock	Percentage of Common Stock(3)
Executive Officers and Directors:
Common	Robert Scott Amaral(1)	10,000,000	42.77%
Common	Jeffrey A. Weiland(1)	10,000,000	42.77%
Common	Louis Castle (1) (2)	0	0%
Total of all Officers and Directors as a group (three individuals)		20,000,000	85.54%

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT - continued

(1)           The address is c/o Digital Extreme Technologies, Inc., 4478 Wagon Trail Ave., Las Vegas, Nevada 89118

(2)            Louis Castle acquired a financial interest of 100,000 Common Shares at par value $0.01 on January 1, 2011 and is expected to accrue an additional 33,333 Common Shares on a quarterly basis through December 31, 2014.

(3)            Based upon 23,979,745 Common Shares issued and outstanding as of March 15, 2011.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our officers and directors and additional information concerning them are as follows:

Name	Age	Position
Robert Scott Amaral	43	CEO, Director, Chairman

Jeffrey A. Weiland	49	President, Director

Louis Castle	45	Director

Simon Golding	42	Advisory Board

Set forth below is a brief description of the background and business experience of executive officers and directors.

Robert Amaral.

Mr. Amaral has 14 years’ experience in small business management serving in various roles, including sole proprietor, Director of Marketing, and now as Chief Executive Officer. Mr. Amaral received his MBA in 1997 from Southern Oregon University. In 1996 he received his Bachelor’s Degree in Marketing from Southern Oregon State College. From 1997 – 2000 he was the Director of Marketing of CG Leasing Inc., which later merged with USA Capital Leasing. From 2000 – 2001 Mr. Amaral was a proprietor of a company named Finance Marketing Group, which generated lease finance applications from small businesses across the United States. In 2001, he worked as a Series 3 licensed commodity broker with U.S. Options Corp and Concorde Trading Group. After the company shut down its Southern California operations and relocated to Florida, Mr. Amaral co-founded a small business consulting firm called U.S. Profit Associates. In 2002 Mr. Amaral decided to focus his efforts on consulting and contract work where he started Amaral Consultancy. From 2002 – 2007 Mr. Amaral was Self-employed, as a sole proprietor, using the DBA Amaral Consultancy.  Companies which Mr. Amaral performed contract labor for: L&L Financial, which subsequently changed its name to L& L Energy (LLEN); VSI Wireless, which was acquired by SARS Corporation (SARO.PK); Advanced Ultrasound Imaging, a private healthcare company located in Scottsdale, AZ; American Eagle Motorcycles based in Carlsbad, CA; and Ambient Control Systems located in El Cajon, CA. From 2007 to the present, Mr. Amaral has devoted 100 percent of his efforts to Digital Extreme Technologies, Inc. Mr. Amaral has not previously served as an officer or director of a public company.

Jeff Weiland.

In addition to his present duties as our President and Director, Mr. Weiland is primarily responsible for our administrative operations, product research and development (including hardware and software), and manufacturing specifications. Mr. Weiland has over 20 years’ experience in management, sales and marketing, and product development.  Mr. Weiland was a Sergeant in the United States Marine Corps and served from 1985 to 1993.  Mr. Weiland was awarded several military service medals, including the Navy Achievement Medal, and received various letters of appreciation and meritorious masts, personal commendations, and good conduct medals.  He was honorably discharge after serving in Desert Storm.  From 1993 to 1997, Mr. Weiland was a metrology supervisor for Gensia Laboratories, LTD/Sicor Pharmaceuticals, based in Irvine California.  In 1997, Mr. Weiland received his Bachelor of Science in Business Management, from the University of Phoenix. From 1997 to 2003, Mr. Weiland was the National Marketing Director for Guardian Technologies USA based in Irvine, California. From 2003 to 2007, Mr. Weiland was a sole proprietor of Weiland Media.  Mr. Weiland researched, developed and engineered products and product enhancements while overseeing software and hardware engineering projects for electronic equipment.  He also developed and maintained organizational sales information, developed product information and new technology introductions presented through large scale presentations in tradeshows and industry engagements.  In 2007, Mr. Weiland co-founded Digital Extreme Technologies, Inc. along with Robert Scott Amaral. Mr. Weiland has devoted 100 percent of his efforts to Digital Extreme Technologies, Inc. Mr. Weiland has not previously served as an officer or director of a public company.

Mr. Amaral and Weiland were elected by holders of a majority of the Common Shares to serve for an unspecified term of office. Officers serve at the will of the board, subject to employment agreements which would establish term, salary, benefits and other conditions of employment. The officers are contracted to receive annual compensation as described in Item 7.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS - continued

Louis Castle.

Since March, 2005, Mr. Louis Castle has served as a member of the Board of Directors of Shuffle Master, Inc., a publicly traded company (NSDQ: SHFL).  He is the chairman of their audit committee and serves as on the compensation and governance committees.  Mr. Castle was the Chief Executive Officer of InstantAction, Inc., a browser-based games company and subsidiary of IAC/InterActive Corp. (NSDQ:IACI).  InstantAction, Inc., discontinued operations on December 31, 2010.  Prior to his role at InstantAction, from 2003 to 2009, Mr. Castle was Vice President of Creative Development at the Los Angeles studio of Electronic Arts, Inc., a publicly traded interactive entertainment software company. Prior to that, Mr. Castle co-founded and for 18 years held the position of Vice President at Westwood Studios, an entertainment software company that was subsequently acquired by Electronic Arts, Inc.  While at Westwood Studios, Mr. Castle served in various capacities including Vice President-Creative Development, General Manager, Chief Operating Officer and Finance Officer.  Mr. Castle is currently a trustee of the Meadows School and is currently serving on the Game Developer Conference’s Advisory Board, the industry’s premier annual development conference, and has served in this capacity for over 15 years.  Mr. Castle is the 2nd individual in his industry to have been honored with the Game Developer Associations lifetime achievement award (1999).  Mr. Castle has served on the board of the Center for Entrepreneurship & Technology, at the invitation of the Lieutenant Governor. He also served on the executive committee of the Nevada Development Authority, has been inducted into the Technology Business Alliance of Nevada hall of fame.  Mr. Castle was also twice honored by the Las Vegas Chamber of Commerce as a “Top 40 under 40”, and received a Governor’s award as outstanding Entrepreneur of the year.

Simon Golding.

Mr. Simon Golding is a 20 years video game industry veteran.  From 2009 through December, 2010, Mr. Golding was the CTO & Director of Engineering at InstantAction / Torque Division, a browser-based games company and subsidiary of IAC/InterActive Corp. (NSDQ:IACI).  InstantAction, Inc., discontinued operations on December 31, 2010.  Prior to his role at InstantAction, from 2003 to 2009, Mr. Golding was the Sr. Technical Director at Electronic Arts. From 1996 to 2003, Mr. Golding was the Technical Director/Lead Engineer at Westwood Studios, an entertainment software company that was subsequently acquired by Electronic Arts, Inc.  Mr. Golding is highly proficient in software development for various gaming platforms, tools, environments and languages to include: PS3, Xbox, 360, Wii, OSX, Facebook, iPhone, Android, Windows Phone 7, MS Visual Studio, Xcode, Perforce Source Control, SubVersion Source Control, Code Collaborator, DevTrack, C, C++, C#, Java Z80, 6502, 68000, MIPS, PPC, SPU, ARM Python, LUA, TorqueScript, UnrealScript, HTML, XML, SQL and all mentioned platforms SDKs’.

Significant Employees

Other than what is reported in this Item, we have no other significant employees.  During the period October 8, 2009 to March 5, 2010, we employed a Vice President of Sales.  Pursuant to a contracted executed on or about September 28, 2009, we agreed to pay this person at a rate of $5,000 per month along with the possibility for a bonus based on performance.  During the course of this contract, he received gross proceeds from us totaling $21,087.  On an average he received from us approximately $4,200 per month.   We no longer employ a Vice President of Sales.  As of the date of filing of this statement, we have received no claim from our former Vice President of Sales for unpaid funds pursuant to contract and we recorded no liability for the difference between what he was paid and the contracted amount.

Family Relationships

None

Involvement of our Officers and Directors in Certain Legal Proceedings.

Other than what is described in Item 8, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of our Company during the period from January 16, 2007 (inception) to the date of filing of this statement.

To the best of our knowledge, during the past ten years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS - continued

Term of Office

Mr. Castle and Mr. Golding are appointed for a three-year term of office. Our two officers who also serve on the Board are appointed for an unspecified term and shall continue to serve until the next annual general meeting of our shareholders or until removed from office in accordance with our Bylaws. As these two members of the Board currently own a majority of the issued and outstanding shares, it is likely that no removal could occur without their consent.  Our officers are appointed by our board of directors and hold office until removed by the board.

Board Committees

Our Board of Directors has no separate committees, and our Board of Directors acts as the Audit Committee.  We do not have a qualified financial expert serving on our Board of Directors.

ITEM 6.  EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to both to our officers and directors for all services rendered in all capacities to us for our most recent fiscal year ended June 30, 2010.

Name and principal position	Fiscal Year-end	Base Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert Scott Amaral, CEO	2010	$75,000	*	$0	$0		$0	$0	$0	$1,270	$76,270
Jeffrey Weiland, President	2010	$75,000	*	$0	$0		$0	$0	$0	$0	$75,000
Louis Castle, Director	2010	$0		$0	$0	**	$0	$0	$0	$0	$0
Simon Golding, Advisory Board	2010	$0		$0	$0	***	$0	$0	$0	$0	$0

*We do not pay to Robert Amaral or Jeffrey Weiland any compensation for serving as a director on our board of directors.

** In December, 2010, we contracted to pay Louis Castle 500,000 Common Shares of our stock in exchange for a three-year term of office as an outside director.  He was awarded stock-based compensation of 100,000 Common Shares at par value $0.01on January 1, 2011, and is expected to accrue an additional 33,333 Common Shares on a quarterly basis through December 31, 2014.

*** In February, 2011, we contracted to pay Simon Golding 100,000 Common Shares of our stock in exchange for a three-year term of office as outside member of our board of advisors.  He was awarded stock-based compensation of 25,000 Common Shares vested immediately at par value $0.01in February, 2011, and he is expected to accrue an additional 6,250 Common Shares on a quarterly basis through December 31, 2014.

Stock Option Grants

There were no grants of stock options to our executives since inception to date of filing of this statement.

We have not adopted retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of our officers and directors.  We have no employees.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

As discussed in Item 10, in fiscal year ended June 30, 2007, we issued 1,000,000 Common Shares each to Scott Amaral and Jeffrey Weiland. Mr. Amaral and Mr. Weiland acquired these shares for $10,000 each at the price of $0.01 per share.  We recorded the amount owed to us by these officers and directors as a Subscription Receivable within the equity section of our financial statements.   The subscription receivable owed by the officers to the Company is $4,752 and $4,483 as of June 30, 2010 and 2009, respectively.  This account accrues interest on the outstanding balance at 6% per annum.

On April 1, 2008, upon resolution of the Board of Directors and by a vote of the majority of the stockholders, we issued a forward split of our Common Shares in the amount of nine additional shares for each Common Share owned by the Holder on the date of record.  We issued 18,000,000 Common Shares to our officers and directors, and 1,692,126 Common Shares to 17 non-affiliates.

We resolved to advance funds to one of our officers.  These funds are reported within Notes Receivable – Officer on the balance sheet and accrue interest at 6% per annum. The balance on the note is $44,190 and $46,186 as of fiscal yearend June 30, 2010 and 2009, respectively. At September 30, 2010, the balance on the note was $27,701.  Further, at December 31, 2010, the balance on the note was $24,265. The note is due upon demand and carries no other terms.  We expect that this loan will be paid in full prior to the time our registration statement is effective.

In September, 2010, the Company borrowed $14,400 from an officer of the Company.  This amount relates to the same figure borrowed by one of our officers from a third party lender based in California.  We are the third party beneficiary of the amount borrowed by our officer as we received all proceeds from such loans. We also agreed to pledge two of our vehicles as a security interest in favor of the third party lender.  We resolved to make all monthly payments directly to the third party lender at the terms contracted by our officer, summarized as follows:  Loan #1: term is 36 months, monthly payment of principal and interest is $854.01, and the annual percentage rate is 101.94%; and Loan # 2: term is 30 months, monthly payment of principal and interest is $443.60, and the annual percentage rate is 97.94%. As of the date of filing of this statement, we are current with our monthly payment obligations on these notes.  Due to the high rate of interest associated with these notes, we anticipate paying these notes in full as soon as practical.  The notes carry no penalty for early pre-payment.

In December, 2010, we contracted with Mr. Louis Castle to serve as an outside member of our Board of Directors effective January 1, 2011.  He is to receive a total of 500,000 Common Shares during the course of the agreement. Mr. Castle is not employed by us in any capacity and is not otherwise related to us or any officer or any of our shareholders.  On January 1, 2011, Mr. Castle vested an interest in 100,000 of our Common Shares at par value $0.01.  During the course of his three-year term, he will continue to vest an interest in an additional 33,333 Common Shares at the end of each quarter for a total of 400,000 Common Shares over the next 12 quarters.

In February, 2011, we contracted with Mr. Simon Golding to serve as an outside member of our Board of Advisors for a three year term effective immediately.  Mr. Golding is to receive a total of 100,000 Common Shares during the course of the agreement. Mr. Golding is not employed by us in any capacity and is not otherwise related to us or any officer or any of our shareholders.  February 8, 2011, Mr. Golding vested an interest in 25,000 of our Common Shares.  During the course of his three-year term, he will continue to vest an interest in an additional 6,250 Common Shares at the end of each quarter for a total of 75,000 Common Shares over the next 12 quarters.  Certain events may occur which cause the Shares to vest immediately.

Except as set forth above, there have been no related party transactions, or any other transactions or relationships required to be disclosed.

We have not:

-
Established our own definition for determining whether our director and nominees for directors are "independent" nor have we adopted any other standard of independence employed by any national securities exchange or inter-dealer quotation system, though our current directors would not be deemed to be "independent" under any applicable definition given that they are officers of the Company; nor,

-	Established any committees of the Board of Directors; nor,

-	Contracted for the admission of an independent director to serve on the Board of Directors.

ITEM 8.  LEGAL PROCEEDINGS

Other than what is described in this item, we are not a party to any material legal proceedings, and we are not aware of any threatened or pending claims against us.  On June 23, 2010, the Division of Securities for the State of South Dakota issued an Order to Cease and Desist against the Company, its officers and employees.  This Order claims that the Company is not registered to offer and sell securities in South Dakota and that it is unlawful to offer or sell securities in South Dakota unless the securities are either registered or exempt from registration.  This Order was entered as the Company had not responded in a timely manner to the Complaint issued by the Division.  In November, 2010 the Company responded to the Order and explained that there has been no sales of securities in South Dakota.  The Company paid $500 in settlement of investigation costs incurred by the State, and the Division entered an Order on November 18, 2010 vacating the earlier Order to Cease and Desist.  The Company is once again permitted to sell securities in the State of South Dakota as permitted under South Dakota laws and regulations.

On April 6, 2010, the Pennsylvania Securities Commission issued an Order to Cease and Desist against the Company and its two officers.  The Order claims that the Company is engaged in or is about to engage in acts and practices in violation of state securities laws and that the Stock is not registered with the State, is not exempt from registration with the state, and is not a “federally covered” security. The Order was entered as the Company had not responded in a timely manner to the Complaint issued by the Commission. On November, 8, 2010, the Company responded that the securities are exempt from Pennsylvania registration under Section 202 and 203 of the 1972 Act (state securities laws) and that the securities are defined as “federally covered” securities pursuant to Regulation D, Section 506 of the federal Securities Act of 1933.

We also admitted to the sale in October, 2007, of one security consisting of 10,000 common shares sold for $10,000 to an established investor known personally by an officer of the Company.  We explained that such sale is permitted under the 1933 Act and is also exempt from registration.  In January, 2011, the PA Commission responded that they do not contend any violation of state securities laws for the sale of 10,000 shares in October, 2007 and that they do not contend that we sold any securities to any Pennsylvania residents other than this one transaction.  As of the date of filing of this statement, there has been no further resolution of this ongoing disagreement.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Our Common Shares have not been listed for trading on the OTC Bulletin Board or on any stock market.  We anticipate applying for a listing on the OTC Bulletin Board or the OTC Markets QB upon effectiveness of this registration statement. There is no assurance that a public market will materialize.

As of December 31, 2010, there were 23,370,246 Common Shares issued and outstanding, which consists of 82 non-affiliate record holders of 3,370,246 Common Shares, and two officers and directors each holding 10,000,000 Common Shares. No Common Share is subject to outstanding options or warrants to purchase.

As discussed at the end of Item 10 below, as to debt that may be converted into Common Shares, in October and November 2010, we raised an additional $97,500 from six pre-existing investors and one new investor who was previously known by an officer of the Company and had a pre-existing business relationship with such officer.  Each investor executed a convertible debenture agreement carrying a stated rate of 15% per annum with a two year maturity period. This total debt may be converted to 97,500 common shares at the fixed price of $1.00 per share.  In addition, for each share converted, the investor has a warrant to purchase an additional single share at the fixed price of $1.00 per share. The total number of stock warrants executed by the Company is 97,500 shares in relation to this total debt.

We have not paid any cash dividends to date and we do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize available funds for development of our business. There are no dividend restrictions that limit our ability to pay dividends on Common Shares. Payment of dividends is within the discretion of the Board of Directors and will depend upon our future earnings, capital requirements, financial condition and other relevant factors.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

The date of our inception is January 16, 2007.  As discussed in Item 7, in fiscal year ended June 30, 2007, we issued 1,000,000 Common Shares each to Scott Amaral and Jeffrey Weiland, our directors and officers. Mr. Amaral and Weiland acquired these shares for $10,000 each at the price of $0.01 per share.  We recorded the amount owed to us by these stockholders as a Subscription Receivable within the equity section of our financial statements.   The balance owed to us is subject to interest at the annual rate of 6%.  The total amount owed was $4,752 and $794 as of June 30, 2010 and December 31, 2010, respectively.  These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.  We issued the stock certificates and affixed the appropriate legends to the restricted stock.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES. - continued

General Discussion

The sale of the securities described throughout this section relate to an offering that was exempt from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated there-under.  Each purchaser represented his (or her or its) intention to acquire the securities for investment only and not with a view toward distribution.  We did not engage in any public solicitation or general advertising. Each investor was given adequate access to sufficient information about us to make an informed investment decision. Each person is an accredited investor as defined in Section 501 of Regulation D.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.  As it relates to the sale of our Common Shares, we issued the stock certificates and affixed the appropriate legends to the restricted stock.

Summary for Fiscal Year Ended June 30, 2008

We raised $100,000 in cash and issued 110,000 Common Shares at a price of $0.91 per share.  We also raised $338,700 in cash and issued 19,416,075 Common Shares, which is made up of shares purchased for cash at a price of $1.00 per share, and Common Shares issued in a forward split on April 1, 2008, as discussed below. We also issued 683,140 Common Shares when we converted many of our investors’ debt (which includes principal and interest) into our equities at a price of $1.00 per share.

Details for Fiscal Year Ended June 30, 2008

From the date of inception to March 16, 2008, we raised $132,500 in the form of debt sold to eight (8) non-affiliate investors who were previously known by an officer of the Company and had a pre-existing business relationship with such officer.   The sale of these securities is exempt from registration under Section 4(2) (“friends, family and existing business associates”) of the Securities Act of 1933 and under Regulation D, Section 506 promulgated there-under.  The debt was for a term of one year and carried an annual rate of interest of 15%, compounded annually on the date of the anniversary of each note.  We recorded each note as a long-term liability on our balance sheet. We made an offer of sale to each note holder providing for the conversion of all or a portion of each note holder’s investment into Common Shares at the price of $1.00 per share.   As discussed below, most of these investors converted all of their debt to equity during the period March 17, 2008 to March 31, 2008.  These investors acquired our Common Shares in anticipation of the April 1, 2008, record date for the forward split of our equities as discussed below. At March 31, 2008, we had an ending principal balance on our notes at $69,065 representing four investors.

During the period July 1, 2007 to March 31, 2008, we issued a total of 188,014 Common Shares to seventeen (17) non-affiliate investors who were previously known by an officer of the Company and had a pre-existing business relationship with such officer.   68,314 Common Shares related to the conversion of debt (which included principal and interest) into our Common Shares by five investors.  Each investor who converted his (or her or its) Common Shares into equity did so at the price of $1.00 per share.  119,700 Common shares were acquired for cash at a price of $1.00 per share.

On April 1, 2008, upon resolution of the Board of Directors and by a vote of the majority of the stockholders, we issued a forward spilt of our Common Shares in the amount of nine (9) additional shares for each Common Share owned by the Holder on the date of record.  We issued 18,000,000 Common Shares to our officers and directors and 1,692,126 Common Shares to seventeen (17) non-affiliates. We issued additional stock certificates to each Holder and affixed the appropriate legends to the restricted stock.

During the period from April 2, 2008 to our fiscal year ended June 30, 2008, we issued a total of 329,075 Common Shares to twenty-seven (27) non-affiliate investors.  110,000 Common Shares were acquired by two stockholders for cash at a price of $0.91 per share, and 219,075 Common Shares were acquired for cash at a price of $1.00 per share.

Summary for Fiscal Year Ended June 30, 2009

We raised $75,000 in cash and issued 82,500 Common Shares at a price of $0.91 per share.  We also raised $405,565 in cash and issued 405,700Common Shares, at a price of $1.00 per share.  We raised a total of $480,565 and issued 488,200 Common Shares.

Details for Fiscal Year Ended June 30, 2009

During the period from July 1, 2008 to our fiscal year end June 30, 2009, we issued a total of 488,200 Common Shares to 34 non-affiliate investors.  82,500 Common Shares were acquired by one stockholder for cash at a price of $0.91 per share, and 405,700 Common Shares were acquired for cash at a price of $1.00 per share. Ten of the investors who acquired Common Shares in this fiscal year had previously purchased Common Shares or debt from us in fiscal year 2008.

Summary for Fiscal Year Ended June 30, 2010

We raised $5,000 in cash and issued 10,000 Common Shares at a price of $0.50 per share. We also raised $40,000 in cash and issued 44,000 Common Shares at a price of $0.91 per share.  Further, we raised $436,950 in cash and issued 437,050 Common Shares, at a price of $1.00 per share.  We also raised $17,500 and issued 11,667 Common Shares at a price of $1.50 per share.  We raised a total of $499,450 and issued a total of 502,717 Common Shares.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES. - continued

Details for Fiscal Year Ended June 30, 2010

During the period from July 1, 2009, to our fiscal year end June 30, 2010, we issued a total of 502,717 Common Shares to thirty-six (36) non-affiliate investors as follows:

·	10,000 Common Shares were acquired for cash by one (1) stockholder (pre-existing investor) at a price of $0.50 per share;
·	44,000 Common Shares were acquired for cash by three (3) stockholders (all pre-existing investors) at a price of $0.91 per share;
·	437,050 Common Shares were acquired for cash by thirty-four (34) stockholders (22 were pre-existing investors) at a price of $1.00 per share; and
·	11,667 Common Shares were acquired for cash by two (2) new stockholders at a price of $1.50 per share.

Summary for the Three Month Period Ended September 30, 2010

We raised $4,000 in cash and issued 5,000 Common Shares at a price of $0.80 per share.  We also raised $10,000 in cash and issued 12,000 Common Shares at a price of $0.91 per share.  Further, we raised $42,000 in cash and issued 42,000 Common Shares at a price of $1.00 per share. We raised a total of $56,000 and issued 59,000 Common Shares.

Details for the Three Month Period Ended September 30, 2010

During the period from July 1, 2010, to the end of our first quarter on September 30, 2010, we issued a total of 59,000 Common Shares to seven (7) non-affiliate investors as follows:

·	5,000 Common Shares were acquired for cash by one (1) stockholder at a price of $0.80 per share;
·	12,000 Common Shares were acquired for cash by one (1) stockholder (a pre-existing investor) at a price of $0.91 per share;
·	42,000 Common Shares were acquired for cash by five (5) stockholders (pre-existing investors) at a price of $1.00 per share.

Summary for the Three Month Period Ended December 31, 2010

We raised $7,000 in cash and issued 14,000 Common Shares at a price of $0.50 per share.  We also raised $10,000 in cash and issued 10,000 Common Shares at a price of $1.00 per share.  We converted debt (principal and interest) in the amount of $14,090 and issued 28,180 Common Shares at a price of $0.50 per share.  We also converted additional debt (principal and interest) in the amount of 58,934 and issued 58,934 Common Shares at a price of $1.00 per share. We raised a total of $17,000 and issued 111,114 Common Shares.

Details for The Three Month Period Ended December 31, 2010

During the period from October 1, 2010, to the end of our second quarter on December 31, 2010, we issued a total of 111,114 Common Shares to 7 non-affiliate investors as follows:

·	14,000 Common Shares were acquired for cash by two (2) stockholders (pre-existing investors) at a price of $0.50 per share;
·	10,000 Common Shares were acquired for cash by two (2) stockholders (pre-existing investors) at a price of $1.00 per share;
·	28,180 Common Shares were acquired by conversion of debt by one (1) debt holder in the amount of $14,090 (principal and interest) at a price of $0.50 per share;
·	7,604 Common Shares were acquired by conversion of debt by one (1) debt holder in the amount of $7,604 (principal and interest) at a price of $1.00 per share; and
·	51,330 Common Shares were acquired by conversion of debt by one (1) debt holders in the amount of $38,497 at a price of $0.75 per share.

In November, 2010, we executed a new note with an investor who initially loaned $25,000 to us in 2007.  All principal had been paid by us on or before June 30, 2009.  The new note consists of unpaid accrued interest of $1,150 and an additional loan to us of $5,000.  The new note provides interest at 15%.  He also received 5,000 Common Share stock warrants.

In December, 2010, we contracted with Mr. Louis Castle to serve as an outside member of our Board of Directors effective January 1, 2011.  He is to receive a total of 500,000 Common Shares during the course of the agreement. Mr. Castle is not employed by us in any capacity and is not otherwise related to us or any officer or any of our shareholders.  On January 1, 2011, Mr. Castle vested an interest in 100,000 of our Common Shares at par value $0.01.  During the course of his three-year term, he will continue to vest an interest in an additional 33,333 Common Shares at the end of each quarter for a total of 400,000 Common Shares over the next twelve (12) quarters.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES. - continued

Sale of Convertible Debt

Prior to October, 2010, we had issued no convertible debt. In October and November 2010, the Company raised $97,500 from six (6) pre-existing investors and one (1) new investor who was previously known by an officer of the Company and had a pre-existing business relationship with such officer.  Each person executed a convertible debenture agreement carrying a stated rate of 15% per annum with a two year maturity period. At the election by the debt holder, the debt may be converted to 97,500 common shares at the fixed price of $1.00 per share.  In addition, for each share converted, the investor has a warrant to purchase an additional single share of our Common Shares at the fixed price of $1.00 per share. The total number of Common Share stock warrants executed by the Company is 97,500 shares.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

General Discussion

The securities being registered are the shares of the Company’s common stock, par value $0.01 per share. Under the Company’s Articles of Incorporation, the total number of shares of all classes of stock that the Company shall have authority to issue is 100,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”).  As of December 31, 2010, a total of 23,370,246 shares of Common Stock were issued and outstanding. There are no preference shares authorized or outstanding.

We are a Delaware company and our affairs are governed by our Amended By-laws, the Articles of Incorporation and the Delaware General Corporation Law. The following are summaries of material provisions of our Articles of Incorporation and the Amended By-laws insofar as they relate to the material terms of our ordinary shares. We have filed copies of our Articles of Incorporation and Amended By-laws as exhibits to this registration statement.  The following summary description relating to our share capital does not purport to be complete and is qualified in its entirety by our Articles of Incorporation and Amended By-laws.

Common Shares

Voting

Holders of Common Shares are entitled to one vote for each ordinary share on all matters to be voted on by the shareholders, including the election of directors. Holders of Common Shares do not have cumulative voting rights. Holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of the Company’s stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Company’s Articles of Incorporation.

Holders of Common Shares are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of ordinary shares are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of Common Shares have no preemptive rights to purchase Common Shares. There are no conversion or redemption rights or sinking fund provisions with respect to the Common Shares. All outstanding shares of Common Shares are fully paid and non-assessable.

Dividends

We have not paid any cash dividends to date and we do not anticipate or contemplate paying dividends in the foreseeable future.

Preference Shares

We have a single class of equities.  We have no shares providing any preferential rights.

Transfer Agent

Island Stock Transfer is the transfer agent for the shares. Island Stock Transfer is located at 100 Second Ave., South, Suite 705S, St. Petersburg, FL 33701.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our officers and directors are indemnified as provided by the Delaware General Corporation Law, our Articles of Incorporation, and our Amended By-laws.  See Exhibits 3.1 and 3.2.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS. - continued

Under the governing Delaware statutes, director immunity from liability to a company or its shareholders for monetary liabilities may be applicable. This applies to us as we elected to eliminate personal liability for our directors to the fullest extent permitted by Section 102(7)(b) of the Delaware General Corporation Law.  See Articles of Incorporation, Part 8.

Pursuant to our Amended By-laws (Article 6, Section 3), excepted from immunity of our officers and directors are payments of unlawful dividend distributions, any breach of loyalty, including, but not limited to a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest; any acts or omissions not in good faith or which involve intentional misconduct, fraud or knowing violation of law unless the director had reasonable cause to believe that this or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; a transaction from which the director derived an improper personal profit; and willful misconduct.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements required to be included in this registration statement appear at the end of the registration statement beginning on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices or financial statement disclosure.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements:

The list of financial statements filed as part of this registration statement is provided on page F-1.

(b) Exhibits:

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	Amended By-laws
10.1	Employment Agreement –Scott Amaral
10.2	Employment Agreement – Jeff Weiland
10.3	Loan Agreement – Jeff Weiland
10.4	Loan Agreement September, 2010 – Jeff Weiland
10.5	Office Lease Agreement
10.6	Board Member Agreement – Louis Castle
10.7	Advisory Board Agreement – Simon Golding
23.1	Consent of Silberstein, Ungar PLLC, CPA’s and Business Advisors, an Independent Registered Public Accounting Firm

Digital Extreme Technologies, Inc.
(A Development Stage Company)

Index to Financial Statements

PAGE
Audited financial statements for the years ended June 30, 2010 and 2009

Report of Independent Registered Public Accounting Firm	F-1

Balance Sheets as of June 30, 2010 and 2009	F-2

Statements of Operations for the years ended June 30, 2010 and 2009 and the period from January 16, 2007 (inception) through June 30, 2010	F-3

Statements of Stockholders' Equity for the years ended June 30, 2010 and 2009.	F-4

Statements of Cash Flows for the years ended June 30, 2010 and 2009 and the period from January 16, 2007 (inception) through June 30, 2010	F-5

Notes to Financial Statements	F-6

Unaudited financial statements for the three and six months period ending December 31, 2010 and 2009

Balance Sheets as of December 31, 2010 and 2009	F-15

Statements of Operations for the three and six months ended December 31, 2010 and 2009 and the period from January 16, 2007 (inception) through December 31, 2010	F-16

Statements of Cash Flows for the three and six months ended December 31, 2010 and 2009 and the period from January 16, 2007 (inception) through December 31, 2010	F-17

Notes to Financial Statements	F-18

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Boards of Directors
Digital Extreme Technologies, Inc.
Las Vegas, Nevada

We have audited the accompanying balance sheets of Digital Extreme Technologies, Inc., as of June 30, 2010 and 2009, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended and the period from January 16, 2007 (date of inception) to June 30, 2010.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Extreme Technologies, Inc., as of June 30, 2010 and 2009 and the results of its operations and cash flows for the years then ended and the period from January 16, 2007 (date of inception) to June 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Digital Extreme Technologies, Inc. will continue as a going concern.  As discussed in Note H to the financial statements, the Company has incurred losses from operations, has negative working capital and is in need of additional capital to grow its operations so that it can become profitable.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note H. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC

Bingham Farms, Michigan
January 18, 2011

DIGITAL EXTREME TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
JUNE 30, 2010 AND 2009

	2010	2009

ASSETS

Current Assets
Cash and cash equivalents	$10,963	$111,329
Deposits – current	0	2,755
Stock subscriptions receivable	10,000	14,000
Total Curernt Assets	20,963	128,084

Property and equipment, net	86,478	73,997

Other Assets
Deposits - long – term	6,846	0
Patent and trademarks, net	12,165	2,671
Notes receivable – officer	44,190	46,186
Total Other Assets	56,355	48,857

TOTAL ASSETS	$170,641	$250,938

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Current liabilities
Accounts payable and accrued expenses	$20,572	$25,389
Notes payable and accrued interest	57,837	50,302
Total Current Liabilities	78,409	75,691

Stockholders' Equity
Common stock - $.01 par value, 100,000,000 shares authorized; 23,200,132
and 22,697,415 shares issued and outstanding, respectively	35,083	30,055
Additional paid-in capital	1,290,676	837,953
Stock subscription receivable	(4,753)	(4,484)
Treasury stock	1	1
Deficit accumulated during the development stage	(1,228,775)	(688,278)
Total Stockholders' Equity	92,232	175,247

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$170,641	$250,938

See notes to financial statements

DIGITAL EXTREME TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
YEARS ENDED JUNE 30, 2010 AND 2009
PERIOD FROM JANUARY 16, 2007 (INCEPTION) TO JUNE 30, 2010
	Year ended June 30, 2010	Year ended June 30, 2009	From January 16, 2007 (Inception) to June 30, 2010

REVENUES	$-	$-	$-

OPERATING EXPENSES
Advertising and promotion	13,172	19,851	44,239
Amortization	23,585	773	24,399
Automobile and truck	7,566	2,536	10,507
Bank service charges	444	340	1,136
Charitable contributions	0	425	425
Contractors	56,410	38,306	128,941
Computer and internet	4,457	14,498	22,221
Dues and subscriptions	775	450	1,275
Depreciation and amortization	19,811	9,374	29,907
Insurance	1,403	100	1,503
Legal and professional	729	871	13,654
Licenses and permits	887	0	887
Meals and entertainment	1,163	1,333	4,775
Office - rent, supplies, shipping, printing and utilities	147,096	70,588	274,976
Officers compensation	172,357	150,000	479,379
Research and product development	60,547	49,987	117,255
Taxes - franchise and business	604	0	1,854
Tradeshow exhibition	20,000	10,000	30,000
Travel	5,270	8,968	21,848
TOTAL OPERATING EXPENSES	536,276	378,399	1,209,179

LOSS FROM OPERATIONS	(536,276)	(378,399)	(1,209,179)

OTHER INCOME (EXPENSE)
Interest income	3,314	3,073	7,805
Interest expense	(7,535)	(9,652)	(27,401)
TOTAL OTHER INCOME EXPENSE	(4,221)	(6,579)	(19,596)

LOSS BEFORE PROVISION FOR INCOME TAXES	(540,497)	(384,978)	(1,228,775)

PROVISION FOR INCOME TAXES	0	0	0

NET LOSS	$(540,497)	$(384,978)	$(1,228,775)

NET LOSS PER SHARE: BASIC AND DILUTED	$(0.02)	$(0.02)	$(0.08)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC AND DILUTED	23,001,497	22,412,761	15,280,897

See notes to financial statements

DIGITAL EXTREME TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 2010 AND 2009
						Deficit
						Accumulated
	Shares		Additional	Stock		During the	Total
	Issued and	Common	Paid-in	Subscription	Treasury	Development	Stockholders'
	Outstanding	Stock	Capital	Receivable	Stock	Stage	Equity
Beginning Balance at Inception, January 16, 2007	$-	$-	$-	$-	$-	$-	$-

Shares issued on stock subscription receivable @ $0.01	2,000,000	20,000	0	(20,000)	0	0	0
Net loss for the year ended June 30, 2007						(11,017)	$(11,017)

Balance, June 30, 2007	2,000,000	$20,000	$-	$(20,000)	$-	$(11,017)	$(11,017)

Shares issued for cash @ $1.00 per share pre-split	119,700	1,197	118,503				119,700
Shares issued on conversion of debt at $1.00 per share pre-split	68,314	683	67,631				68,314
Stock issued on forward split 10:1 basis on April 1, 2008	19,692,126	0	0				0
Shares issued for cash @ $0.91 per share post-stock split	110,000	1,100	98,900				100,000
Stock issues for cash @1.00 per share post-split	219,075	2,191	216,809				219,000
Treasury stock					1		1
Stock subscription receivable related to interest				(1,299)			(1,299)
Equity issuance costs			(69,093)				(69,093)
Net loss for the year ended June 30, 2008						(292,283)	(292,283)

Balance, July 1, 2008	22,209,215	$25,171	$432,750	$(21,299)	$1	$(303,300)	$133,323

Shares issued for cash @ $0.91 per share	82,500	825	74,175				75,000
Shares issued for cash @ $1.00 per share	405,700	4,059	401,506				405,565
Equity issuance costs			(70,479)				(70,479)
Payments on stock subscription receivable				16,815			16,815

Net loss for the year ended June 30, 2009						(384,978)	(384,978)

Balance, June 30, 2009	22,697,415	30,055	837,952	(4,484)	1	(688,278)	175,246

Shares issued for cash @ $0.50 per share	10,000	100	4,900				5,000
Shares issued for cash @ $0.91 per share	44,000	440	39,560				40,000
Shares issued for cash @ $1.00 per share	437,050	4,371	432,580				436,951
Shares issued for cash @ $1.50 per share	11,667	117	17,383				17,500
Equity issuance costs			(41,699)				(41,699)
Payments on stock subscription receivable				(269)			(269)

Net loss for the year ended June 30, 2010						(540,497)	(540,497)

Balance, June 30, 2010	23,200,132	$35,083	$1,290,676	$(4,753)	$1	$(1,228,775)	$92,232

See notes to financial statements

DIGITAL EXTREME TECHNOLOGIES, INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2010 AND 2009
PERIOD FROM JANUARY 16, 2007 (INCEPTION) TO JUNE 30, 2010
	Year ended June 30, 2010	Year ended June 30, 2009	From January 16, 2007 (Inception) to June 30, 2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the year	$(540,497)	$(384,978)	$(1,228,775)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	21,557	10,147	32,463
Impairment of software	21,839	0	21,839
Changes in assets and liabilities
Prepaid expenses	0	2,773	0
Deposits	(4,091)	0	(6,846)
Stock subscriptions receivable	4,000	36,000	(10,000)
Accounts payable and accrued expenses	(4,817)	12,358	20,572
Net Cash Used in Operating Activities	(502,009)	(323,700)	(1,170,747)

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in loans to officer	(14,929)	(43,380)	(77,798)
Repayment of loans to officer	16,925	2,510	33,608
Acquisition of property and equipment	(54,131)	(73,797)	(138,585)
Patent costs	(11,240)	(2,924)	(14,360)
Cash Flows Used in Investing Activities	(63,375)	(117,591)	(197,135)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible notes payable	7,535	(24,098)	159,900
Repayments of convertible notes payable	0	0	(33,750)
Proceeds from issuance of common stock	499,451	480,566	1,418,716
Payments received on stock subscriptions receivable and related interest	0	16,815	15,517
Increase in stock subscription receivable related to interest	(269)	0	(269)
Equity issuance costs	(41,699)	(70,479)	(181,269)
Cash Flows Provided by Financing Activities	465,018	402,804	1,378,845

Net increase (decrease) in cash and cash equivalents	(100,366)	(38,487)	10,963

Cash and cash equivalents, beginning of year	111,329	149,817	0

Cash and cash equivalents, end of year	$10,963	$111,329	$10,963

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-	$3,750	$3,750
Income taxes paid	$-	$-	$-

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES
Notes payable and accrued interest converted to common stock	$-	$-	$68,314
Common stock issued for subscriptions receivable	$-	$-	$20,000

See notes to financial statements

DIGITAL EXTREME TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Financial Statements
JUNE 30, 2010 AND 2009

Note A:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Digital Extreme Technologies, Inc. (the Company) is presented to assist in understanding the company’s financial statements.  The financial statements and notes are representations of the company’s management, who is responsible for their integrity and objectivity.  These accounting policies conform to generally accepted accounting principles and have been consistently applied to the preparation of the financial statements. The Company will adopt accounting policies and procedures based upon the nature of future transactions.

Nature of Business
The Company was incorporated in California on January 16, 2007 and changed its domicile to Delaware on April 1, 2008.  The Company has been in the development stage since it’s formation on January 16, 2007, and is based in Las Vegas, Nevada. The purpose of the Company is to fund the development of the Extreme Gamer™; the first multi-disc changer that works with video games, and to develop other new peripheral products for the video gaming industry.  The Extreme Gamer™ is expected to be a device that allows gamers to load 10 video games or DVDs into our unit and connect it to their existing gaming console via a standard USB connection. The Extreme Gamer™ will be an add-on accessory that will be marketed to existing console users.  We expect that the various models of the Extreme Gamer™ will work with most of the nearly two hundred fifty million latest generation consoles that have been sold to date.

Development Stage Company
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development-stage companies.  A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Basis of Presentation
The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Accounting Basis
The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting).  The Company has adopted a June 30 fiscal year end.

Cash and Cash Equivalents
The Company considers cash on hand, cash in banks, certificates of deposit, time deposits, and U.S. government and other short-term securities with maturities of three months or less when purchased as cash and cash equivalents.

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued expenses. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

DIGITAL EXTREME TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Financial Statements
JUNE 30, 2010 AND 2009

Note A:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment
Property and equipment is being depreciated over their estimated useful lives using the straight-line method of depreciation for book purposes.

Income Taxes
Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Management Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition
The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

Impairment of Long-Lived Assets
The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Basic Income (Loss) Per Share
Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of June 30, 2010.

Stock-Based Compensation
Stock-based compensation is accounted for at fair value in accordance with ASC Topic 718.  To date, the Company has not adopted a stock option plan and has not granted any stock options.

Concentrations of Risk
The Company’s bank accounts are deposited in insured institutions. The funds are insured up to $250,000. At June 30, 2010, the Company’s bank deposits did not exceed the insured amounts.

DIGITAL EXTREME TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Financial Statements
JUNE 30, 2010 AND 2009

Note A:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements
Forever does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

Note B: PROPERTY AND EQUIPMENT

The Company owned property and equipment, recorded at cost, which consisted of the following at June 30:

	2010	2009
Furniture and fixtures	$30,267	$4,464
Computer equipment	9,300	8,976
Office equipment	30,287	21,283
Vehicles	46,531	36.531
Software	0	13,200
Subtotal	116,385	84,454
Less: Accumulated depreciation	(29,907)	(10,457)
Property and equipment, net	$86,478	$73,997

Depreciation expense was $19,811 and $9,735 for the years ended June 30, 2010 and 2009.  During the year ended June 30, 2010 the company fully impaired their software technology.  The impairment charge was $21,839. See Note H.

Note C: SOFTWARE DEVELOPMENT COSTS

Pursuant to ASC Topic 985, once we determined that our video game console was technologically feasible and a working model was put into use, the Company capitalized Software Development costs associated with its products.  We determined a useful life of our software and applied a reasonable economic life of five years.  However, in the three-month interim financial statement ending March 30, 2010, we determined that our software costs should be fully impaired and we recorded an impairment charge of $21,839.

This is based upon our decision to devote further research and development costs in the support of our product interface to the video game players: Sony PS3® (and other products such as Nintendo Wii® and Microsoft Xbox 360®), rather than continue to provide software support to interface with the Sony PS2®.

Note D:  NOTES RECEIVABLE – OFFICERS

The Company resolved to advance funds to one of its officers.  These funds are reported within Notes Receivable – Officer on the balance sheet and accrue interest at 6% per annum. The balance on the note is $44,190 and $46,186 as of June 30, 2010 and 2009, respectively. The notes are due upon demand and carry no other terms.

DIGITAL EXTREME TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Financial Statements
JUNE 30, 2010 AND 2009

Note E:  PATENT AND TRADEMARKS

Intellectual Property Rights - the Company has acquired the domain name www.dxtinc.com. The Company has also applied for trademarks with the U.S. Patent and Trademark Office (“U.S. PTO”) for the word mark “XTREME GAMER” and “EXTREME GAMER”. The two applications are in connection with electronics, namely peripherals for console video games.  Registration of the marks was not opposed by the U.S. PTO and the applications were published with no objection filed by any party within the required time.  The Company is addressing requests by the U.S. PTO for further information in support of our applications.  By not having a “Principal Register” federal registration for these marks, we do not have certain presumptive legal rights granted by a registration.

The U.S. PTO issued a registration of the design mark DXT WWW.DXTINC.COM logo on July 6, 2010, which has been assigned a Registration No. 3,813,203. In addition, the U.S. PTO issued a registration of the design mark DXT LOGO on March 23, 2010, which has been assigned a Registration No. 3,762,963. Lastly, the U.S. PTO issued a registration of the word mark DXT on March 23, 2010, which has been assigned a Registration No. 3,763,251. Each of the three registrations covers use of the mark in the in connection with electronics, namely peripherals for console video games.

The Company applied to the U.S. PTO for a patent of its Multi Video Game Changer. The agency assigned an application number of 12/543,296 to our application, which was published on February 25, 2010. The proposed 10 disk Video Game Changer is designed to interface directly with Sony PS3®, Nintendo Wii®, and Mircosoft Xbox 360®. The Company anticipates incorporating Blu-Ray® compatible optics technology under a license agreement.  This would allow users to insert Blu-Ray® discs into the Video Game Changer, and once connected to the video game console, to play movies on television.  Sony PS3® is now capable of playing Blu-Ray® discs, but only with a capacity for a single disk. This technology would provide for the loading of up to 10 DVD’s, CD’s or Blu-Ray® discs into a single console that communicates with a video game console via USB.  Furthermore, users would be able to plug in any external hard disc drive (“HDD”) directly into the console via a internal ATPI port, allowing movies, music and pictures to be played directly from the HDD.

Note E:  CONVERTIBLE NOTES PAYABLE

Prior to July 1, 2009, the Company executed notes payable with four unrelated individuals. The balance on the notes is $57,837 and $50,302 as of June 30, 2010 and 2009, respectively.  The notes accrue interest at the rate of 15% per annum on the outstanding balance.  The increase in the balances between these years is accounted for as follows: (1) An increase due to an additional note payable of $2,000 to an existing note holder and, (2) Accrued interest on outstanding balances.    As discussed in the Subsequent Event section, in November and December, 2010,  three individuals converted all of their notes to common shares.

Note F:  COMMON STOCK

The Company has 100,000,000 shares at $.01 par value common stock authorized and 23,200,132 and 22,697,415 shares issued and outstanding for fiscal years ending June 30, 2010 and 2009, respectively.  The Company has no other class of stock authorized by Delaware. The Company adopted a forward split to provide each shareholder with an additional nine shares for each share held as of April 1, 2008, the record date.  As a result of this split, 1,692,126 shares were issued to unrelated parties and 18,000,000 shares were issued to two officers and directors.  There were no stock warrants granted by the Company from inception through June 30, 2010.  Furthermore, there have been no stock options granted to our officers, employees or directors.

DIGITAL EXTREME TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Financial Statements
JUNE 30, 2010 AND 2009

Note F:  COMMON STOCK (CONTINUED)

The Company has stock subscriptions receivable from the officers of the company related to their initial share issuance. The subscription receivable owed by the officers to the Company was $4,752 and $4,483 as of June 30, 2010 and 2009, respectively. The Company also had subscriptions receivable from unrelated parties that have been recorded as current assets of $10,000 and $14,000 as of June 30, 2010 and 2009. Payment of $4,000 and $10,000 were received on July 21, 2009 and August 26, 2009, respectively, to satisfy the receivable at June 30, 2009. A payment of $10,000 was received on July 2, 2010 to satisfy the $10,000 receivable as of June 30, 2010.

Note G:  RELATED PARTY TRANSACTIONS

As indicated within the Common Stock section above, two officers of the Company received an additional 18,000,000 shares as a result of the forward stock split.  Prior to that, each officer held 1,000,000 common shares at par value $0.01.  These shares were acquired in 2007 for $10,000 each and were booked as a subscription receivable within the equity section of the balance sheet.  The subscription receivable owed by the officers to the Company is $4,752 and $4,483 as of June 30, 2010 and 2009, respectively.  This account accrues interest on the outstanding balance at 6% per annum.

The Company resolved to advance funds to one of its officers.  These funds are reported within Notes Receivable –Officer on the balance sheet and accrue interest at 6% per annum. The balance on the note is $44,190 and $46,186 as of June 30, 2010 and 2009, respectively. The notes are due upon demand and carry no other terms. The Company resolved to pay salaries to each officer in the amount of $75,000 per annum. As further discussed in the Subsequent Events section, in September, 2010, the company borrowed $14,400 from an officer of the Company.

Note H:  LIQUIDITY AND GOING CONCERN

The Company has negative working capital and receives no revenue from the sales of products. The Company incurred significant initial research and product development costs, including promotions for tradeshow demonstrations and exhibitions of its hardware and software designs and prototypes associated with its patent pending products. The Company also incurred costs associated with its relocation from Irvine, California to Las Vegas, Nevada and its acquisition of property, plant and equipment for its 10,000 square foot office and warehouse.

These factors create substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

DIGITAL EXTREME TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Financial Statements
JUNE 30, 2010 AND 2009

Note H:  LIQUIDITY AND GOING CONCERN (CONTINUED)

The ability of the Company to continue as a going concern is dependent on the Company generating cash from the sale of its common stock or obtaining debt financing and attaining future profitable operations. Management’s plan include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

Management believes that the Company has insufficient capital reserves to operate without theneed for an infusion of additional capital.

Note I:  INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. The Company's marginal tax rate is at 34% and its effective tax rate differs from the federal statutory rate due to a 100% valuation allowance effectively provided for any tax benefits that may result from net operating losses incurred, because of uncertainty discussed in Note D “Liquidity and Capital Reserves.”

As of the most recent balance sheet date presented, the Company’s available unused operating loss carry-forwards are estimated to approximate $417,784.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of June 30, 2010 and 2009:

	2010	2009
NOL Carryover	$417,784	$234,015
Valuation allowance	(417,784)	(234,015)
Net deferred tax asset	$-0-	$-0-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $417,784 for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

DIGITAL EXTREME TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Financial Statements
JUNE 30, 2010 AND 2009

Note J: COMMITMENTS AND CONTINGENCIES

Operating Lease Obligation

The Company signed a lease for its current office and warehouse on July 8, 2009.  The lease expires October 31, 2012 and has an option for a three year renewal. The typical monthly rent expense is $6,846, which includes base rent and common area maintenance.

As of June 30, 2010, the monthly minimum rental payment is $5,336 and rent increases 3% every year on September 1st.  Rent expense was $103,035 and $33,866 for the years ended June 30, 2010 and 2009, respectively. Prior to this lease, the Company had leased an office in California for approximately $2,865 per month. The company moved out of the California office in 2009.

Note K: COMMITMENTS AND CONTINGENCIES

Minimum rent to be paid under this lease agreement is summarized as follows:

2010
Year ended June 30, 2011	$65,632
2012	67,602
2013	69,632
2014	11,662
2015	0
Total Lease Obligation	$214,528

Litigation

On June 23, 2010, the Division of Securities for the State of South Dakota issued an Order to Cease and Desist against the Company, its officers and employees.  This Order claims that the Company is not registered to offer and sell securities in South Dakota and that it is unlawful to offer or sell securities in South Dakota unless the securities are either registered or exempt from registration.  This Order was entered as the Company had not responded in a timely manner to the Complaint issued by the Division.  In November, 2010 the Company responded to the Order and explained that there has been no sales of securities in South Dakota.  The Company paid $500 in settlement of investigation costs incurred by the State, and the Division entered an Order on November 18, 2010 vacating the earlier Order to Cease and Desist.  The Company is once again permitted to sell securities in the State of South Dakota as permitted under South Dakota laws and regulations.

On April 6, 2010, the Pennsylvania Securities Commission issued an Order to Cease and Desist against the Company and its two officers.  The Order claims that the Company is engaged in or is about to engage in acts and practices in violation of state securities laws and that the Stock is not registered with the State, is not exempt from registration with the state, and is not a “federally covered” security. The Order was entered as the Company had not responded in a timely manner to the Complaint issued by the Commission. On November, 8, 2010, the Company responded that the securities are exempt from Pennsylvania registration under Section 202 and 203 of the 1972 Act (state securities laws) and that the securities are defined as “federally covered” securities pursuant to Regulation D, Section 506 of the federal Securities Act of 1933.

DIGITAL EXTREME TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Financial Statements
JUNE 30, 2010 AND 2009

Note K: COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company also admitted to the sale in October, 2007, of one security consisting of 10,000 common shares sold for $10,000 to an established investor known personally by an officer of the Company.  The Company explained that such sale is permitted under the 1933 Act and is also exempt from registration.  The Pennsylvania Securities has yet to agree with or deny the assertions of the Company, but the Commission indicates that they wish to settle this matter with the Company on an amicable basis, and Vacate the Cease and Desist Order.  The Company has not yet determined whether or not such settlement agreement, if extended to the Company by the Division, will be favorable or detrimental to the Company.

Note L:  SUBSEQUENT EVENTS

During the period from July 1, 2010 to November 30, 2010, the Company raised $66,000 from eight pre-existing investors.  Each person executed a stock subscription agreement and delivered funds in exchange for our common shares at a price of $1.00 per share.

Furthermore, in October and November 2010 the Company raised an additional $97,500 from six pre-existing investors and one new investor who was previously known by an officer of the Company and had a pre-existing business relationship with such officer.  Each person executed a convertible debenture agreement carrying a stated rate of 15% per annum with a two year maturity period. The debt may be converted to 97,500 common shares at the fixed price of $1.00 per share.  In addition, for each share converted, the investor has a warrant to purchase an additional single share at the fixed price of $1.00 per share. The total number of stock warrants executed by the company is 97,500 shares.

Also, in November and December 2010, three unrelated note holders converted their debt to equity.  The date of inception for each note was in calendar year 2007.  The notes provided for interest to accrue at the rate of 15% per annum.  In November, 2010, the first investor converted his $5,000 note along with interest, and received shares at the price of $1.00 per share. Also in November, 2010, the second investor converted his $12,500 note, along with interest, and received shares at the price of $0.50 per share.  In December, 2010, the third investor converted his $25,000 note, along with interest, and received shares at the price of $0.75 per share.

In November, 2010, an investor who initially loaned $25,000 to us in 2007, continued with his  investment, which is made up of only accrued interest of $1,150, while making an additional loan to us of $5,000.  He did not convert his debt to equity.  The note provides interest at 15%.  He also received 5,000 stock warrants.

In September, 2010, an officer of the Company obtained a loan in the amount of $14,400.  The company then borrowed the same amount from an officer of the Company without terms.  The Company makes a monthly payment of $1,298 on behalf of the officer, and pledged to an unrelated third party lender its two vehicles, which had no prior liens or debt associated with such vehicles.  Although the titles of these vehicles are secured, the daily use of such vehicles remain with the Company.

DIGITAL EXTREME TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Financial Statements
JUNE 30, 2010 AND 2009

Note L:  SUBSEQUENT EVENTS (CONTINUED)

In December, 2010, we contracted with Mr. Louis Castle to serve as an outside member of our Board of Directors effective January 1, 2011.  He is to receive a total of 500,000 Common Shares during the course of the agreement. Mr. Castle is not employed by us in any capacity and is not otherwise related to us or any officer or any of our shareholders.  On January 1, 2011, Mr. Castle vested an interest in 100,000 of our Common Shares.  During the course of his three-year term, he will continue to vest an interest in an additional 33,333 Common Shares at the end of each quarter for a total of 400,000 Common Shares over the next 12 quarters.  Certain events may occur which cause the Shares to vest immediately.

Management has evaluated subsequent events through January 14, 2011, the date these financial statements were issued, and has determined, other than the events discussed above, it does not have any material subsequent events to disclose.

DIGITAL EXTREME TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS (unaudited)
DECEMBER 31, 2010 AND JUNE 30, 2010

	December 31,	June 30,
	2010	2010
	(unaudited)	(unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$5,217	$10,963
Deposits - current	0	0
Stock subscriptions receivable	5,000	10,000
Total Current Assets	10,217	20,963

Property and equipment, net	76,360	86,478

Other Assets
Deposits - long - term	7,346	6,846
Patent and trademarks, net	11,109	12,165
Notes receivable - officer	24,400	44,190
Total Other Assets	35,508	56,355

TOTAL ASSETS	$129,431	$170,641

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Current Liabilities
Accounts payable and accrued expenses	$13,942	$20,572
Notes payable and accrued interest - officers	6,154	-
Total Current Liabilities	20,096	20,572

Long-Term Liabilities
Notes Payable and accrued interest - long-term	101,371	57,837
Debt discount associated with convertible debentures	(24,375)	-
Less: Accumulated amortization of debt discount	1,664	-
Total Long-Term Liabilities	78,660	57,837

Total Liabilities	$98,756	$78,409

Stockholders' Equity
Common stock - $.01 par value, 100,000,000 shares authorized; 23,370,246
and 23,200,132 shares issued and outstanding, respectively	36,704	35,083
Additional paid-in capital	1,419,249	1,290,676
Stock subscription receivable	(77)	(4,753)
Stock warrants	24,375	-
Treasury stock	1	1
Deficit accumulated during the development stage	(1,449,576)	(1,228,775)
Total Stockholders' Equity	30,676	92,232

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$129,431	$170,641

See notes to financial statements

DIGITAL EXTREME TECHNOLOGIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS (unaudited)
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2010
AND FOR THE PERIOD FROM JANUARY 16, 2007 (INCEPTION) TO DECEMBER 31, 2010

	For the three months ended December 31, 2010	For the three months ended December 31, 2009	For the six months ended December 31, 2010	For the six months ended December 31, 2009	From January 16, 2007 (Inception) to Dec. 31, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$-	$-	$-	$-	$-

OPERATING EXPENSES
Advertising and promotion	0	4,621	0	5,333	44,239
Amortization	528	528	1,056	690	25,455
Automobile and truck	1,600	2,827	4,153	4,549	14,659
Bank service charges	380	93	574	204	1,710
Charitable contributions	-	-	-	-	425
Contractors	7,875	20,355	11,095	28,445	140,036
Computer and internet	382	1,561	1,798	2,353	24,018
Dues and subscriptions	750	750	750	750	2,025
Depreciation	5,414	5,232	10,859	9,078	40,766
Insurance	-	53	2,088	1,403	3,591
Legal and professional	28,450	454	40,450	579	54,104
Licenses and permits	-	-	85	770	972
Meals and entertainment	387	261	881	809	5,656
Office - rent, supplies, shipping, printing and utilities	26,533	49,429	54,798	75,213	329,773
Officers compensation	38,458	48,175	75,958	93,971	555,337
Research and product development	-	13,138	7,500	43,043	124,755
Taxes - franchise and business	1,995	-	1,995	604	3,849
Tradeshow exhibition	-	10,000	-	10,000	30,000
Travel	-	439	68	3,018	21,916
TOTAL OPERATING EXPENSES	112,752	157,915	214,107	280,812	1,423,286

LOSS FROM OPERATIONS	(112,752)	(157,915)	(214,107)	(280,812)	(1,423,286)

OTHER INCOME (EXPENSE)
Interest income	424	814	1,170	1,591	8,975
Interest expense	(5,699)	(1,955)	(7,864)	(3,854)	(35,265)
TOTAL OTHER INCOME EXPENSE	(5,275)	(1,141)	(6,694)	(2,263)	(26,290)

LOSS BEFORE PROVISION FOR INCOME TAXES	(118,027)	(159,056)	(220,801)	(283,075)	(1,449,576)

PROVISION FOR INCOME TAXES	0	0	0	0	0

NET LOSS	$(118,027)	$(159,056)	$(220,801)	$(283,075)	$(1,449,576)

NET LOSS PER SHARE: FULLY DILUTED	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.09)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC	23,355,435	22,958,415	23,301,617	22,896,915	23,001,497

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: FULLY DILUTED	23,420,435	22,958,415	23,334,117	22,896,915	16,287,404

See notes to financial statements

DIGITAL EXTREME TECHNOLOGIES, INC.
STATEMENTS OF CASH FLOWS (unaudited)
FOR THE SIX MONTHS ENDED DECEMBER 31, 2010 AND 2009
AND FOR THE PERIOD FROM JANUARY 16, 2007 (INCEPTION) TO DECEMBER 31, 2010

	For the six months ended December 31, 2010	For the six months ended December 31, 2009	From January 16, 2007 (Inception) to Dec. 31, 2010
	(unaudited)	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the year	$(220,801)	$(283,075)	$(1,449,576)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	13,580	9,768	45,686
Impairment of software			22,200
Changes in assets and liabilities
Deposits	(500)	(7,181)	(7,346)
Stock subscriptions receivable - unrelated parties	5,000	14,000	(5,000)
Accounts payable and accrued expenses	(6,631)	(19,505)	13,942
Net Cash Used in Operating Activities	(209,352)	(285,993)	(1,380,094)

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in loans to officer	(5,450)	(7,206)	59,364
Repayment of loans to officer	25,150	125	(83,764)
Acquisition of property and equipment	(742)	(51,256)	(139,325)
Patent costs	-	(11,240)	(14,364)
Cash Flows Provided by (Used in) Investing Activities	18,958	(69,577)	(178,088)

CASH FLOWS FROM FINANCING ACTIVITIES
Reduction in notes payable upon conversion to common stock	(50,887)	-	6,950
Cash received from sale of convertible debt	94,421	-	94,421
Debt issuance costs - convertible debt	(24,375)	-	(24,375)
Proceeds from notes payable and related interest - officer	6,244	3,854	6,154
Proceeds from issuance of common stock	132,744	294,975	1,639,774
Proceeds from issuance of stock warrants	24,375	-	24,375
Payments received on stock subscriptions receivable and related interest - officer	4,677	(136)	(77)
Adjustment for rounding	-	-	(2)
Equity issuance costs	(2,550)	(21,401)	(183,821)
Cash Flows Provided by Financing Activities	184,649	277,292	1,563,400

Net increase (decrease) in cash and cash equivalents	(5,746)	(78,277)	5,217

Cash and cash equivalents, beginning of period	10,963	111,329	0

Cash and cash equivalents, end of period	$5,217	$33,052	$5,217

See notes to financial statements

DIGITAL EXTREME TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010

Note A:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Digital Extreme Technologies, Inc. (the Company) is presented to assist in understanding the company’s financial statements.  The financial statements and notes are representations of the company’s management, who is responsible for their integrity and objectivity.  These accounting policies conform to generally accepted accounting principles and have been consistently applied to the preparation of the financial statements. The Company will adopt accounting policies and procedures based upon the nature of future transactions.

Nature of Business
The Company was incorporated in California on January 16, 2007 and changed its domicile to Delaware on April 1, 2008.  The Company has been in the development stage since it’s formation on January 16, 2007, and is based in Las Vegas, Nevada. The purpose of the Company is to fund the development of the Extreme Gamer™; the first multi-disc changer that works with video games, and to develop other new peripheral products for the video gaming industry.  The Extreme Gamer™ is expected to be a device that allows gamers to load 10 video games or DVDs into our unit and connect it to their existing gaming console via a standard USB connection. The Extreme Gamer™ will be an add-on accessory that will be marketed to existing console users.    We expect that the various models of the Extreme Gamer™ will work with most of the nearly two hundred fifty million latest generation consoles that have been sold to date.

Development Stage Company
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development-stage companies.  A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Basis of Presentation
The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Accounting Basis
The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting).  The Company has adopted a June 30 fiscal year end.

Cash and Cash Equivalents
The Company considers cash on hand, cash in banks, certificates of deposit, time deposits, and U.S. government and other short-term securities with maturities of three months or less when purchased as cash and cash equivalents.

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued expenses. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Property and Equipment
Property and equipment is being depreciated over their estimated useful lives using the straight-line method of depreciation for book purposes.

DIGITAL EXTREME TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010

Note A:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes
Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Management Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition
The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

Impairment of Long-Lived Assets
The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Basic Income (Loss) Per Share
Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. During the months of November and December 2010, the Company executed seven stock warrant agreements representing 97,500 shares. See Note G for further details. These warrants are considered common stock equivalents for the purpose of this computation.

Stock-Based Compensation
Stock-based compensation is accounted for at fair value in accordance with ASC Topic 718.  To date, the Company has not adopted a stock option plan and has not granted any stock options.

Concentrations of Risk
The Company’s bank accounts are deposited in insured institutions. The funds are insured up to $250,000. At December 31, 2010, the Company’s bank deposits did not exceed the insured amounts.

Recent Accounting Pronouncements
The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

DIGITAL EXTREME TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010

Note B: PROPERTY AND EQUIPMENT

The Company owned property and equipment, recorded at cost, which consisted of the following at December 31, 2010 and June 30, 2010:

	December 31,	June 30,
	2010	2010
Furniture and fixtures	$30,266	$30,267
Computer equipment	9,301	9,300
Office equipment	31,029	30,287
Vehicles	46,531	46,531
Software	0	0
Subtotal	117,127	116,385
Less: Accumulated depreciation	(40,767)	(29,907)
Property and equipment, net	$76,360	$86,478

Depreciation expense was $5,415 and $19,811 for the three months ended December 31, 2010 and for the year ended June 30, 2010, respectively.  Depreciation expense was $10,859 for the six months ended December 31, 2010.

Note C:  NOTES RECEIVABLE – OFFICERS

The Company resolved to advance funds to one of its officers.  These funds are reported within Notes Receivable – Officer on the balance sheet and accrue interest at 6% per annum. The balance on the note is $24,400 and $44,190 as of December 31, 2010 and June 30, 2010, respectively. The notes are due upon demand and carry no other terms.

Note D:  PATENT AND TRADEMARKS

Intellectual Property Rights - the Company has acquired the domain name www.dxtinc.com. The Company has also applied for trademarks with the U.S. Patent and Trademark Office (“U.S. PTO”) for the word mark “XTREME GAMER” and “EXTREME GAMER”. The two applications are in connection with electronics, namely peripherals for console video games.  Registration of the marks was not opposed by the U.S. PTO and the applications were published with no objection filed by any party within the required time.  The Company is addressing requests by the U.S. PTO for further information in support of our applications.  By not having a “Principal Register” federal registration for these marks, we do not have certain presumptive legal rights granted by a registration.

DIGITAL EXTREME TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010

Note E:  PATENT AND TRADEMARKS (CONTINUED)

The U.S. PTO issued a registration of the design mark DXT WWW.DXTINC.COM logo on July 6, 2010, which has been assigned a Registration No. 3,813,203. In addition, the U.S. PTO issued a registration of the design mark DXT LOGO on March 23, 2010, which has been assigned a Registration No. 3,762,963. Lastly, the U.S. PTO issued a registration of the word mark DXT on March 23, 2010, which has been assigned a Registration No. 3,763,251. Each of the three registrations covers use of the mark in the in connection with electronics, namely peripherals for console video games.

The Company applied to the U.S. PTO for a patent of its Multi Video Game Changer. The agency assigned an application number of 12/543,296 to our application, which was published on February 25, 2010. The proposed 10 disk Video Game Changer is designed to interface directly with Sony PS3®, Nintendo Wii®, and Mircosoft Xbox 360®. The Company anticipates incorporating Blu-Ray® compatible optics technology under a license agreement.  This would allow users to insert Blu-Ray® discs into the Video Game Changer, and once connected to the video game console, to play movies on television.  Sony PS3® is now capable of playing Blu-Ray® discs, but only with a capacity for a single disk. This technology would provide for the loading of up to 10 DVD’s, CD’s or Blu-Ray® discs into a single console that communicates with a video game console via USB.  Furthermore, users would be able to plug in any external hard disc drive (“HDD”) directly into the console via a internal ATPI port, allowing movies, music and pictures to be played directly from the HDD.

Note F:  NOTES PAYABLE

Conversion from Debt to Equity
Prior to July 1, 2009, the Company executed notes payable with three unrelated individuals. The balance on the notes is $1,950 and $57,837 as of December 31, 2010 and June 30, 2010, respectively.  The notes accrue interest at the rate of 15% per annum on the outstanding balance.  As discussed in the following paragraph, in November and December, 2010, three individuals converted all of their notes to common shares, and a reduction was recorded to notes payable in the amount of $42,500 principal and $17,691 interest which accrued from inception of each note to the date of each conversion.

In November, 2010, the first investor converted his $5,000 note along with interest, and received shares at the price of $1.00 per share. Also in November, 2010, the second investor converted his $12,500 note, along with interest, and received shares at the price of $0.50 per share.  In December, 2010, the third investor converted his $25,000 note, along with interest, and received shares at the price of $0.75 per share.

Additional Debt, Convertible Debt and Stock Warrants
Prior to July 1, 2009, the Company executed a note payable for $25,000 to one unrelated individual.  By June 30, 2009, his principal had been repaid completely, and interest of $940 remained.  In November, 2010, this investor elected to extend his investment and by leaving the interest to continue to accrue while he increased his debt investment by an additional $5,000 and received 5,000 stock warrants.  The total debt for this individual accrues interest at 15%.

In October and November 2010, the Company raised an additional $97,500 from six pre-existing investors and one new investor who was previously known by an officer of the Company and had a pre-existing business relationship with such officer.  Seven individuals each executed a convertible debenture agreement carrying a stated rate of 15% per annum with a two year maturity period. The debt may be converted to 92,500 common shares at the fixed price of $1.00 per share.  In addition, for each share converted, the investor has a warrant to purchase an additional single share at the fixed price of $1.00 per share.   As of December 31, 2010, the total number of stock warrants adopted by the Company is 97,500.

DIGITAL EXTREME TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010

Note G:  COMMON STOCK

The Company has 100,000,000 shares at $.01 par value common stock authorized and 23,370,246 and 23,200,132 shares issued and outstanding for the periods ending December 31, 2010 and June 30, 2010, respectively.   The Company has no other class of stock authorized by Delaware. The Company adopted a forward split to provide each shareholder with an additional nine shares for each share held as of April 1, 2008, the record date.  As a result of this split, 1,692,126 shares were issued to unrelated parties and 18,000,000 shares were issued to two officers and directors. There have been no stock options granted to our officers, employees or directors. There have been no stock options granted to our officers, employees or directors.

During the period from July 1, 2010 to December 31, 2010, the Company raised $73,000 from ten pre-existing investors.  With regard to eight individuals who purchased shares between July 1 and November 30, 2010, each person executed a stock subscription agreement and delivered funds in exchange for our common shares at a price of $1.00 per share. With regard to two individuals who purchase shares in December, 2010, each person executed a stock subscription agreement and delivered funds in exchange for 14,000 common shares, in total, at a price of $0.50 per share.

The Company has stock subscriptions receivable from the officers of the company related to their initial share issuance. The subscription receivable owed by the officers to the Company was $77 and $4,753 as of December 31, 2010 and June 30, 2010, respectively.

Stock Purchase Warrants

There were no stock warrants granted by the Company from inception through September 30, 2010.  In November and December, 2010, in connection with a private placement, we executed stock warrant agreements with seven individuals for a total of 97,500.

The Company has accounted for these warrants as equity instruments in accordance with EITF 00-19 (ASC 815-40), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, and as such, were classified in stockholders’ equity. The Company has calculated the fair value of the warrants issued in connection with the private placements to be $24,375 as of the grant date and at December 31, 2010.

As of December 31, 2010, the Company had warrants issued as follows:

Date of Issuance	Warrants	Exercise Price	Expiry Date
10/07/10	10,000	Varies *	10/06/12
11/01/10	15,000	Same	10/31/12
11/05/10	10,000	Same	11/04/12
11/11/10	12,500	Same	10/10/12
11/15/10	5,000	Same	11/14/10
11/16/10	20,000	Same	11/15/10
11/23/10	25,000	Same	11/22/10

*The exercise price is determined based on a formula which calculates the exercise price at fifty percent of the fair market value of the stock as determined by a five day trading average, if publicly traded.  The fair market value is computed using alternative methods in the event the stock is not publicly traded.

DIGITAL EXTREME TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010

Note H:  RELATED PARTY TRANSACTIONS (CONTINUED)

As indicated within the Common Stock section above, two officers of the Company received an additional 18,000,000 shares as a result of the forward stock split.  Prior to that, each officer held 1,000,000 common shares at par value $0.01.  These shares were acquired in 2007 for $10,000 each and were booked as a subscription receivable within the equity section of the balance sheet.  The subscription receivable owed by the officers to the Company $77 and $4,483 as of December 31, 2010 and 2009, respectively.  This account accrues interest on the outstanding balance at 6% per annum.

The Company resolved to advance funds to one of its officers.  These funds are reported within Notes Receivable –Officer on the balance sheet and accrue interest at 6% per annum. The balance on the note is $24,400 and $51,811 as of December 31, 2010 and 2009, respectively. The notes are due upon demand and carry no other terms. In fiscal year 2009, the Company resolved to pay salaries to each officer in the amount of $75,000 per annum.

In September, 2010, an officer of the Company obtained a loan in the amount of $14,400.  The company then borrowed the same amount from an officer of the Company without terms.  The Company makes a monthly payments of $1,298 on behalf of the officer, and pledged to an unrelated third party lender its two vehicles, which had no prior liens or debt associated with such vehicles.  Although the titles of these vehicles are secured, the daily use of such vehicles remain with the Company.

Note I:  LIQUIDITY AND GOING CONCERN

The Company has negative working capital and receives no revenue from the sales of products. The Company incurred significant initial research and product development costs, including promotions for tradeshow demonstrations and exhibitions of its hardware and software designs and prototypes associated with its patent pending products. The Company also incurred costs associated with its relocation from Irvine, California to Las Vegas, Nevada and its acquisition of property, plant and equipment for its 10,000 square foot office and warehouse.

These factors create substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company generating cash from the sale of its common stock or obtaining debt financing and attaining future profitable operations. Management’s plan include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

Management believes that the Company has insufficient capital reserves to operate without the need for an infusion of additional capital.

DIGITAL EXTREME TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010

Note J:  INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. The Company's marginal tax rate is at 34% and its effective tax rate differs from the federal statutory rate due to a 100% valuation allowance effectively provided for any tax benefits that may result from net operating losses incurred, because of uncertainty discussed in Note I “Liquidity and Capital Reserves.”

As of the most recent balance sheet date presented, the Company’s available unused operating loss carry-forwards are estimated to approximate $492,855.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2010 and June 30, 2010:

	Dec. 31,	June 30,
	2010	2010
NOL Carryover	$492,855	$417,784
Valuation allowance	(492,855)	(417,784)
Net deferred tax asset	$-0-	$-0-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $492,855 for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

Note K: COMMITMENTS AND CONTINGENCIES

Operating Lease Obligation

The Company signed a lease for its current office and warehouse on July 8, 2009.  The lease expires October 31, 2012 and has an option for a three year renewal. The typical monthly rent expense is $6,846, which includes base rent and common area maintenance.

As of December 31, 2010, the monthly minimum rental payment is $5,496 and rent increases 3% every year on September 1st.  Rent expense was $20,538 and $103,035 for the three month periods ended December 31, 2010 and for the year ended June 30, 2010, respectively. Rent expense was $41,076  for the six month period ended December 31, 2010. Prior to this lease, the Company had leased an office in California for approximately $2,865 per month. The company moved out of the California office in 2009.

DIGITAL EXTREME TECHNOLOGIES, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2010

Note K: COMMITMENTS AND CONTINGENCIES

Minimum rent to be paid under this lease agreement is summarized as follows:

Rent Obligation at December 31, 2010
Year ended June 30, 2011	$ 32,734
2012	67,602
2013	69,632
2014	11,662
2015	0
Total Lease Obligation	$ 181,630

Litigation

In November, 2010 the Division of Securities for the State of South Dakota issued an Order to vacate a previously issued Cease and Desist Order against the Company, its officers and employees.  There no further changes to report since the issuance of the June 30, 2010 financial statements..

On April 6, 2010, the Pennsylvania Securities Commission issued an Order to Cease and Desist against the Company and its two officers.  There are no further changes to report since the issuance of the June 30, 2010 financial statements.

Note L:  SUBSEQUENT EVENTS

In December, 2010, we contracted with Mr. Louis Castle to serve as an outside member of our Board of Directors effective January 1, 2011.  He is to receive a total of 500,000 Common Shares during the course of the agreement. Mr. Castle is not employed by us in any capacity and is not otherwise related to us or any officer or any of our shareholders.  On January 1, 2011, Mr. Castle vested an interest in 100,000 of our Common Shares.  During the course of his three-year term, he will continue to vest an interest in an additional 33,333 Common Shares at the end of each quarter for a total of 400,000 Common Shares over the next 12 quarters.

In February, 2011, the Company contracted to pay Simon Golding 100,000 Common Shares of stock in exchange for a three-year term of office as outside member of our board of advisors. He was awarded stock-based compensation as an independent contractor in the amount of 25,000 Common Shares vested immediately at par value $0.01.  He is expected to accrue an additional 6,250 Common Shares on a quarterly basis through December 31, 2014.

Management has evaluated subsequent events through the date of filing of this report, and has determined other than the events discussed above, it does not have any material subsequent events to disclose.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 11, 2011	DIGITAL EXTREME TECHNOLOGIES, INC.

By: /s/ Robert Scott Amaral
Name: Robert Scott Amaral
Title: CEO